Exhibit 10.8

DIGICEL LIMITED,

AS ISSUER,

THE GUARANTORS NAMED HEREIN

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS,

AS TRUSTEE

Indenture

Dated as of March 5, 2013

$1,000,000,000

6% Senior Notes due 2021

CROSS-REFERENCE TABLE

TIA Sections	Indenture Sections
§ 310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	7.12
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.03; 7.10
(c)	N/A
§ 311(a)	7.03; 7.11
(b)	7.03; 7.11
(c)	N/A
§ 312(a)	2.05
(b)	13.03
(c)	13.03
§ 313(a)	7.06
(b)	7.06
(c)	6.01(b); 7.06; 13.02(b)
(d)	7.06
§ 314(a)(1)	N/A
(a)(2)	N/A
(a)(3)	N/A
(a)(4)	4.05(a)
(b)	N/A
(c)(1)	13.04(a)
(c)(2)	13.04(b)
(c)(3)	N/A
(d)	N/A
(e)	13.05
(f)	N/A
§ 315(a)	7.01(b); 11.11
(b)	6.01(b); 11.11
(c)	7.01(a); 11.11
(d)	7.01(c); 11.11
(e)	6.11
§ 316(a)(last sentence)	2.09
(a)(1)(A)	N/A
(a)(1)(B)	6.04
(a)(2)	N/A
(b)	N/A
(c)	6.15
§ 317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
§ 318(a)	13.01
(b)	N/A
(c)	N/A

N/A means Not Applicable.

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

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Exhibits

Exhibit A	–	Form of Notes
Exhibit B	–	Form of Transfer Certificate for Transfer from Restricted Global Note to Regulation S Global Note
Exhibit C	–	Form of Transfer Certificate for Transfer from Regulation S Global Note to Restricted Global Note
Exhibit D	–	Form of Certificate from Acquiring Accredited Investor

INDENTURE dated as of March 5, 2013 among Digicel Limited, a limited liability exempted company incorporated under the laws of Bermuda (the “Issuer”), the Guarantors defined herein (“Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTORS

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its 6% Senior Notes due 2021 issued on the date hereof (the “Original Notes”) and any additional Notes (“Additional Notes” and, together with the Original Notes, the “Notes”) that may be issued on any other Issue Date (as defined herein). The Guarantors have duly authorized the execution and delivery of this Indenture to provide for the issuance of their Guarantees (as defined herein). The Issuer and the Guarantors have received good and valuable consideration for the execution and delivery of this Indenture and the Guarantees, as the case may be. The Guarantors will derive substantial direct and indirect benefits from the issuance of the Notes. All necessary acts and things have been done to make (i) the Notes, when duly issued and executed by the Issuer and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuer, (ii) the Guarantees, when executed by the Guarantors and delivered hereunder, the legal, valid and binding obligations of the respective Guarantors and (iii) this Indenture a legal, valid and binding agreement of the Issuer and the Guarantors in accordance with the terms of this Indenture.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“Accredited Investor” means an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act).

“Acquired Debt” means Debt of a Person:

(a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any Restricted Subsidiary or

(b) assumed in connection with the acquisition of assets from any such Person,

in each case provided that such Debt was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

Acquired Debt will be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of assets from any Person.

“Affiliate” means, with respect to any specified Person:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person that owns, directly or indirectly, 5% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

For the purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a) any Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Issuer or a Restricted Subsidiary);

(b) all or substantially all of the properties and assets of any division or line of business of the Issuer or any Restricted Subsidiary; or

(c) any other of the Issuer’s or any Restricted Subsidiary’s properties or assets.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(i) any transfer or disposition of assets that is governed by the provisions of Article Five and Section 4.11;

(ii) any transfer or disposition of assets by the Issuer to any Restricted Subsidiary, or by any Restricted Subsidiary to the Issuer or any Restricted Subsidiary in accordance with the terms of this Indenture;

(iii) any transfer or disposition of obsolete equipment or facilities or equipment or facilities that are no longer useful in the conduct of the Issuer’s and any Restricted Subsidiary’s business;

(iv) any single transaction or series of related transactions that involves assets or Capital Stock having a Fair Market Value of less than $25.0 million;

(v) for the purposes of Section 4.09 only, the making of a Permitted Investment or a disposition permitted under Section 4.08;

(vi) the sale, lease or other disposition of equipment, inventory or other assets in the ordinary course of business;

(vii) the lease, assignment or sublease of any real or personal property or spectrum in the ordinary course of business;

(viii) an issuance of Capital Stock by a Restricted Subsidiary to the Issuer or to another Restricted Subsidiary or to a minority shareholder in a Permitted Joint Venture or as required by law or the terms of any license or concession;

(ix) sales of assets received by the Issuer or any Restricted Subsidiary upon the foreclosure on a Lien granted in favor of the Issuer or any Restricted Subsidiary;

(x) a disposition resulting from the bona fide exercise by government authority of its claimed or actual power of eminent domain to the extent that the property subject thereof is not material to the operations of the Person affected thereby;

(xi) any disposition of assets subject to a Lien securing Debt of an Unrestricted Subsidiary permitted by the provisions of this Indenture that is transferred to the holder of such Lien or its designee in satisfaction or settlement of the holder of such Lien’s claim or a realization upon such Lien by such holder;

(xii) any disposition by reason of the issuance of directors’ qualifying shares or investments by foreign nationals, in each case in a nominal amount, mandated by applicable law; and

(xiii) any disposition of contract and license rights, development rights, leases and market data made in connection with the initial development of a telecommunications business and prior to the commencement of commercial operation of such telecommunications business for reasonable equivalent value.

“Average Life” means, as of the date of determination with respect to any Debt, the quotient obtained by dividing:

(a) the sum of the products of:

(i) the numbers of years from the date of determination to the date or dates of each successive scheduled principal payment of such Debt multiplied by

(ii) the amount of each such principal payment; by

(b) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, moratorium, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law, including, without limitation, (i) bankruptcy law of Jamaica, (ii) bankruptcy law of Bermuda, (iii) bankruptcy law of the Cayman Islands, (iv) bankruptcy law of Barbados, (v) bankruptcy law of St. Lucia, (vi) bankruptcy law of Trinidad & Tobago, (vii) bankruptcy law of Aruba, (viii) bankruptcy law of Curaçao, (ix) bankruptcy law of St. Vincent & Grenadines, (x) bankruptcy law of Grenada or (xi) title 11, United States Bankruptcy Code of 1978, as amended.

“Banks” means the lenders at any given time under the Senior Credit Facilities.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in Bermuda, New York, London or a place of payment under this Indenture are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of this Indenture.

“Capitalized Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Indenture, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means any of the following, to the extent owned by the Issuer or any of its Restricted Subsidiaries and having a Maturity of not greater than 90 days from the date of acquisition by the Issuer or any of its Restricted Subsidiaries: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit of, or time deposits with, any commercial bank that (i) is a lender under a Senior Credit Facility or a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) below, (iii) is organized under the laws of the United States or any State thereof, and (iv) has combined capital and surplus of at least $1.0 billion, (c) commercial paper in an aggregate amount of no more than $1.0 million per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (d) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition, including any fund for which the collateral agency under a Senior Credit Facility or an affiliate of the collateral agent under such Senior Credit Facility serves as an investment advisor, administrator, shareholder servicing agent, custodian or subcustodian, notwithstanding that (A) the collateral agent under such Senior Credit Facility or an affiliate of the collateral agent under such Senior Credit Facility charges and collects fees and expenses from such funds for services rendered (provided that such charges, fees and expenses are on terms consistent with terms negotiated at arm’s length) and (B) the collateral agent under such Senior Credit Facility charges and collects fees and expenses for services rendered; provided that bank deposits and short term investments in the local currency of any Restricted Subsidiary shall qualify as Cash Equivalents so long as the aggregate amount thereof does not exceed the amount reasonably estimated by the Issuer as being necessary to finance the operations, including capital expenditures, of such Restricted Subsidiary for the succeeding 90 days.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the Issuer’s outstanding Voting Stock; or

(b) (i) if the Issuer consummates any transaction (including, without limitation, any merger, consolidation, amalgamation or other combination) pursuant to which the Issuer’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, or (ii) the Issuer conveys, transfers, leases or otherwise disposes of, or any resolution with respect to a demerger or division is passed by the Issuer’s board of directors or shareholders pursuant to which the Issuer would dispose of, all or substantially all of the Issuer’s assets and those of the Restricted Subsidiaries, considered as a whole (other than a transfer of substantially all of such assets to one or more Wholly Owned Subsidiaries), in each case to any Person other than in a transaction:

(x) where the Issuer’s outstanding Voting Stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of the Issuer’s incorporation) or is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(y) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder, is the “beneficial owner” (as defined in clause (a) above) directly or indirectly, of more than 50% of the total outstanding Voting Stock of the surviving or transferee corporation; or

(c) during any consecutive two-year period following the date of this Indenture, individuals who at the beginning of such period constituted the Issuer’s board of directors (together with any new members whose election to such board, or whose nomination for election by the Issuer’s shareholders, was approved by a vote of at least a majority of the members of the Issuer’s board of directors then still in office who were either members at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Issuer’s board of directors then in office; or

(d) the Issuer is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions of Article Five.

“Clearstream” means Clearstream Banking, société anonyme.

“Commission” means the US Securities and Exchange Commission.

“Consolidated Interest Expense” means for any period the consolidated interest expense included in a consolidated income statement (without deduction of interest income) of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with IFRS, excluding the amortization of deferred financing costs and including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the amortization of Debt discounts; (ii) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities; (iii) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements; (iv) Preferred Stock dividends (other than with respect to Redeemable Capital Stock) declared and paid or payable; (v) accrued Redeemable Capital Stock dividends, whether or not declared or paid; and (vi) interest on Debt guaranteed by the Issuer and any of its Restricted Subsidiaries.

“Consolidated Net Income” for any period means the consolidated net income (or loss) of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis (before minority interests) in accordance with IFRS; provided that there shall be excluded therefrom (without duplication) (a) the net income (or loss) of any Person acquired by the Issuer or its Restricted Subsidiaries in a pooling-of-interests transaction for any period prior to the date of such transaction, (b) the net income (or loss) of any Person that is not a Restricted Subsidiary of the Issuer (including Unrestricted Subsidiaries) except to the extent of the amount of dividends or other distributions actually paid to the Issuer or its Restricted Subsidiaries by such Person during such period, (c) gains or losses on Asset Sales by the Issuer or its Restricted Subsidiaries other than in the ordinary course of business, (d) all extraordinary or non-recurring gains and extraordinary or non-recurring losses, (e) the cumulative effect of changes in accounting principles, (f) gains or losses resulting from fluctuations in currency exchange rates (whether realized or unrealized) and (g) the tax effect of any of the items described in clauses (a) through (f) above.

“Consolidated Tax Expense” means, for any period with respect to any Relevant Taxing Jurisdiction, the provision for all national, local and foreign federal, state or other income taxes of the Issuer and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with IFRS.

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business shall be administered, which office at the date of execution of this Indenture is located at 60 Wall Street, 27th Floor, MS: NYC60-2710, New York, New York 10005, Attention: Trust and Agency Services, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility” or “Credit Facilities” means one or more debt facilities or indentures, as the case may be, (including the Senior Credit Facilities) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances or other credit facilities or extensions of credit, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time and, for the avoidance of doubt, includes any agreement extending the Maturity of, refinancing or restructuring all or any portion of the indebtedness under such agreements or any successor agreements.

“Currency Agreements” means in respect of a Person any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect such Person against or manage exposure to fluctuations in foreign currency exchange rates.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian, administrator or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person, without duplication:

(a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business;

(b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c) all obligations, contingent or otherwise, of such Person in connection with any letters of credit, bankers’ acceptances, receivables facilities or other similar facilities;

(d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business;

(e) all Capitalized Lease Obligations of such Person;

(f) all obligations of such Person under or in respect of Interest Rate Agreements and Currency Agreements;

(g) all Debt referred to in (but not excluded from) the preceding clauses (a) through (f) of other Persons, the payment of which is secured by any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the obligation so secured);

(h) all guarantees by such Person of Debt referred to in this definition of any other Person;

(i) all Redeemable Capital Stock of such Person valued at the greater of its voluntary maximum fixed repurchase price and involuntary maximum fixed repurchase price plus accrued and unpaid dividends; and

(j) Preferred Stock of any Restricted Subsidiary;

provided that the term “Debt” shall not include (i) non-interest bearing installment obligations and accrued liabilities Incurred in the ordinary course of business that are not more than 90 days past due; (ii) Debt in respect of the Incurrence by the Issuer or any Restricted Subsidiary of Debt in respect of standby letters of credit, performance bonds or surety bonds provided by the Issuer or any Restricted Subsidiary in the ordinary course of business to the extent such letters of credit or bonds are not drawn upon or, if and to the extent drawn upon are honored in accordance with their terms and if, to be reimbursed, are reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit or bond; (iii) anything accounted for as an operating lease in accordance with IFRS as at the date of this Indenture; and (iv) any pension obligations of the Issuer or a Restricted Subsidiary.

For purposes of this definition, the “maximum fixed repurchase price” of any Redeemable Capital Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Debt will be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value will be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided that if such Redeemable Capital Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Capital Stock as reflected in the most recent financial statements of such Person.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Depository” or “DTC” means, with respect to the Notes issued in the form of one or more Global Notes, The Depository Trust Company or another Person designated as Depository by the Issuer, which Person must be a clearing agency registered under the Exchange Act.

“Designated Senior Debt” means (a) any Debt outstanding under the Senior Credit Facilities, and (b) any other Senior Debt permitted under this Indenture the principal amount of which is $50.0 million or more as of the date of determination and that has been designated by the Issuer or the relevant Restricted Subsidiary as “Designated Senior Debt”.

“DGL Notes” means Digicel Group Limited’s 10.5% Senior Notes due 2018 and 8.25% Senior Notes due 2020 and any refinancing thereof.

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Issuer’s board of directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions or is not an Affiliate, or an officer, director or employee of any Person (other than the Issuer) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

“dollars” means the lawful currency of the United States of America.

“EBITDA” for any period means the Consolidated Net Income of the Issuer and its Restricted Subsidiaries for such period (A) plus the sum of (i) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period, (ii) Consolidated

Tax Expense of the Issuer and its Restricted Subsidiaries for such period, (iii) the consolidated depreciation and amortization expense included in the income statement of the Issuer and its Restricted Subsidiaries for such period, (iv) any other non-cash items reducing Consolidated Net Income (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period required to be made by IFRS) and (v) charges or expenses related to any stock option plan or employee benefit plan required to be made pursuant to IFRS, and (B) minus all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period); provided, however, that for purposes of any determination pursuant to the provisions of Section 4.08(b)(iii)(A), there shall be excluded therefrom the EBITDA (if positive) of any Restricted Subsidiary of the Issuer that is not a Guarantor (calculated separately for such Person in the same manner as provided above for the Issuer and its Restricted Subsidiaries) that is subject to a restriction to the extent it prevented the payment of dividends or the making of distributions to the Issuer or another Restricted Subsidiary to the extent of such restriction; provided further that, for purposes of any determination pursuant to the provisions of Section 4.06(a) or (g) or Section 4.08(c)(xii), in the event any of the Issuer or Restricted Subsidiaries have made Asset Sales or acquisitions of assets not in the ordinary course of business (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) during or after such period, EBITDA shall be calculated on a pro forma basis (determined in good faith by the chief financial officer of the Issuer in an Officer’s Certificate) as if the Asset Sales or acquisitions had taken place on the first day of such period.

“Enforcement Action” means, in relation to any Debt of a Guarantor, any action (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to:

(a) demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of such Debt;

(b) recover all or any part of such Debt (including, by exercising any rights of set-off or combination of accounts);

(c) exercise or enforce any rights under or pursuant to any guarantee or other assurance given by such Guarantor in respect of such Debt;

(d) exercise or enforce any rights under any security interest whatsoever which secures such Debt;

(e) commence legal proceedings against any Person; or

(f) commence, or take any other steps which could lead to the commencement of,

(i) any insolvency, liquidation, dissolution, winding-up, administration, receivership, compulsory merger or judicial reorganization of any Person; or

(ii) the appointment of a trustee in bankruptcy, or insolvency conciliator, ad hoc official, judicial administrator, a liquidator or other similar officer in respect of any Person; or any other similar process or appointment.

“euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with European monetary union.

“Euroclear” means Euroclear S.A./N.V., as operator of the Euroclear System.

“Exchange Act” means the US Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Existing 8.25% Indenture” means the indenture dated December 8, 2009, among the Issuer, the guarantors party thereto and Deutsche Bank Trust Company Americas, as trustee.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Issuer’s board of directors.

“Guarantee” means any guarantee of the Issuer’s obligations under this Indenture and the Notes by the Issuer, any Restricted Subsidiary or any other Person in accordance with the provisions of this Indenture, including the Guarantees by the Guarantors dated as of the date of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“guarantees” means, as applied to any obligation,

(a) a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

(b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantors” means Digicel Holdings (Bermuda) Limited, Digicel International Finance Limited, Digicel (Curaçao) Holdings B.V., Curaçao Telecom N.V., Digicel Eastern Caribbean Limited, Digicel Aruba Holdings B.V., Digicel Caribbean Ltd., Digicel (Jamaica) Limited and Digicel Holdings Ltd. and any other Person that is a guarantor of the Notes, including any Person that is required after the date of this Indenture to execute a guarantee of the Notes pursuant to Section 4.15 until a successor replaces such party pursuant to the applicable provisions of this Indenture and, thereafter, shall mean such successor.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation, including by acquisition of Subsidiaries (the Debt of any other Person becoming a Subsidiary of such Person being deemed for this purpose to have been incurred at the time such other Person becomes a Subsidiary), or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred”, “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof, including, for all purposes of this instrument and any such supplemental indenture, the provisions of the TIA that are expressly incorporated, by reference or otherwise, herein and in any such supplemental indenture, respectively.

“Interest Payment Date” means the Stated Maturity of an installment of interest on the Notes.

“Interest Rate Agreements” means in respect of a Person any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect such Person against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including guarantees) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Debt issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with IFRS. In addition, the portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary will be deemed to be an “Investment” that the Issuer made in such Unrestricted Subsidiary at such time. The portion (proportionate to the Issuer’s equity interest in such Restricted Subsidiary) of the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments. “Investments” excludes extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Issue Date” means, in respect of any Note, the date on which such Note was initially issued.

“Issuer” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Issuer Order” means a written order signed in the name of the Issuer by any Person authorized by a resolution of the board of directors of the Issuer.

“Leverage Ratio”, when used in connection with any Incurrence (or deemed Incurrence) of Debt, means the ratio of (i) the consolidated principal amount of Debt of the Issuer and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (a) the Incurrence of such Debt and any other Debt Incurred since such balance sheet date, (b) the receipt and application of the proceeds thereof and (c) (without duplication) the repayment, redemption or repurchase of any other Debt since such balance sheet date, to (ii) the product of (x) two and (y) EBITDA for the latest two fiscal quarters ended on such balance sheet date.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary), net of:

(i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Sale;

(ii) provisions for all taxes paid or payable, or required to be accrued as a liability under IFRS as a result of such Asset Sale;

(iii) all payments made on any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale;

(iv) all distributions and other payments required to be made to any Person (other than the Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

(v) appropriate amounts required to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve in accordance with IFRS against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers’ Certificate delivered to the Trustee; and

(b) with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.08, the proceeds of such issuance or sale in the form of cash or Cash Equivalents or other assets used or useful in the business (valued at the Fair Market Value thereof), payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents or other assets used or useful in the business (valued at the Fair Market Value thereof), except to the extent that such obligations are financed or sold with recourse to the Issuer or any Restricted Subsidiary, net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

“Net Leverage Ratio” means the ratio of (i) the consolidated principal amount of Debt of the Issuer and its Restricted Subsidiaries outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to (a) the Incurrence of any Debt Incurred since such balance sheet date, (b) the receipt and application of the proceeds thereof and (c) (without duplication) the repayment, redemption or repurchase of any other Debt since such balance sheet date, and less (d) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination to (ii) the product of (x) two and (y) EBITDA for the latest two fiscal quarters ended on such balance sheet date.

“Officer’s Certificate” means a certificate signed by an officer of the Issuer, a Guarantor or a Surviving Entity, as the case may be, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Pari Passu Debt” means (a) any Debt of the Issuer that ranks equally in right of payment with the Notes or (b) any Debt of a Guarantor that ranks equally in right of payment to the Guarantee of such Guarantor.

“Permitted Debt” has the meaning set forth in Section 4.06.

“Permitted Holder” means (i) each of the direct shareholders of record of the Issuer on the Issue Date (as defined in this Indenture) and any Affiliate or Permitted Transferee thereof, (ii) a Person of which the Issuer is a Subsidiary and a majority of whose Voting Stock is “beneficially owned” by Persons identified in clause (i) of this definition or (iii) any Subsidiary of a Person identified in clause (ii) of this definition.

“Permitted Investments” means any of the following:

(a) Investments in cash or Cash Equivalents;

(b) intercompany Debt to the extent permitted under Section 4.06(b)(iv);

(c) Investments in (i) the Issuer, (ii) a Restricted Subsidiary or (iii) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Issuer or a Restricted Subsidiary;

(d) Investments made by the Issuer or any Restricted Subsidiary as a result of or retained in connection with an Asset Sale permitted under or made in compliance with Section 4.09 to the extent such Investments are non-cash proceeds permitted thereunder;

(e) expenses or advances to cover payroll, travel, entertainment, moving, other relocation and similar matters that are expected at the time of such advances to be treated as expenses in accordance with IFRS;

(f) Investments in the Notes and the Issuer’s other oustanding notes;

(g) Investments existing as of the date of this Indenture;

(h) Investments in Interest Rate Agreements and Currency Agreements permitted under clauses (b)(viii), (b)(ix) and (b)(x) of Section 4.06;

(i) loans and advances (or guarantees to third party loans) to directors, officers or employees of the Issuer or any Restricted Subsidiary made in the ordinary course of business and consistent with the Issuer’s past practices or past practices of the Restricted Subsidiaries, as the case may be, in an amount outstanding not to exceed at any one time $1.0 million;

(j) Investments in a Person to the extent that the consideration therefor consists of the net proceeds of the substantially concurrent issue and sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock; provided that the net proceeds of such sale have been excluded from, and shall not have been included in, the calculation of the amount determined under clause (b)(iii)(B) of Section 4.08;

(k) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with whom the Issuer files or filed a consolidated tax return or with which the Issuer is or was part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(l) [reserved];

(m) (i) stock, obligations or securities received in satisfaction of judgments, foreclosure of liens or settlement of debts, and (ii) any Investments received in compromise of obligations of such persons Incurred in the ordinary course of trade creditors or customers that were Incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(n) Investments in deposit accounts, time deposits and similar short term investments in a Qualified Currency at a Qualified Bank; and

(o) other Investments not to exceed in the aggregate the greater of (i) $100.0 million and (ii) 2.5% of Total Assets (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof, or designation of the Person in which the Investment was made as a Restricted Subsidiary, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (o)).

“Permitted Joint Venture” means a Restricted Subsidiary that is a joint venture with one or more minority shareholders formed in connection with acquisition, development and operation of telecommunications businesses as required by law or the terms of any license or concession or consistent with industry practice.

“Permitted Junior Securities” means, with respect to a Guarantor: (a) Capital Stock in such Guarantor; or (b) debt securities of the Guarantor that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent that, the Guarantees are subordinated to Senior Debt pursuant to this Indenture.

“Permitted Liens” means the following types of Liens:

(a) Liens (other than Liens securing Debt under the Senior Credit Facilities) existing as of the date of this Indenture;

(b) Liens on assets of Restricted Subsidiaries securing Debt under Credit Facilities and any other Senior Debt of a Subsidiary permitted to be incurred under Section 4.06;

(c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Issuer or any Restricted Subsidiary;

(d) Liens on any of the Issuer’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantees;

(e) any interest or title of a lessor under any Capitalized Lease Obligation and any Liens to secure Debt (including Capitalized Lease Obligations) permitted under Section 4.06 covering only the assets acquired with such Debt;

(f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business in accordance with the Issuer’s or such Restricted Subsidiary’s past practices prior to the date of this Indenture;

(g) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens arising in the ordinary course of the Issuer’s or any Restricted Subsidiary’s business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens for taxes, assessments, government charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with IFRS shall have been made;

(i) Liens Incurred or deposits made to secure the performance of tenders, bids or trade or government contracts, or to secure leases, statutory or regulatory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature Incurred in the ordinary course of business (other than obligations for the payment of money);

(j) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions, encroachments and other similar charges, encumbrances or title defects and Incurred in the ordinary course of business that do not in the aggregate materially interfere with in any material respect the ordinary conduct of the business of the Issuer and its Restricted Subsidiaries on the properties subject thereto, taken as a whole;

(k) Liens arising by reason of any judgment, decree or order of any court so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l) Liens on property of, or on shares of Capital Stock or Debt of, any Person existing at the time such Person is acquired by, merged with or into or consolidated with, the Issuer or any Restricted Subsidiary; provided that such Liens (i) do not extend to or cover any property or assets of the Issuer or any Restricted Subsidiary other than the property or assets acquired or than those of the Person merged into or consolidated with the Issuer or Restricted Subsidiary and (ii) were created prior to, and not in connection with or in contemplation of such acquisition, merger or consolidation;

(m) Liens securing the Issuer’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under clauses (b)(viii) and (b)(ix) of Section 4.06 or any collateral for the Debt to which such Interest Rate Agreements or Currency Agreements relate;

(n) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(o) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any Restricted Subsidiary, including rights of offset and set-off;

(p) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (o); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(q) Liens securing Debt Incurred to refinance Debt that has been secured by a Lien permitted by this Indenture, provided that (i) any such Lien shall not extend to or cover any assets not securing the Debt so refinanced and (ii) the Debt so refinanced shall have been permitted to be incurred pursuant to clause (b)(xii) of Section 4.06;

(r) purchase money Liens to finance property or assets of the Issuer or any Restricted Subsidiary acquired in the ordinary course of business; provided that (i) the related purchase money Debt shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary other than the property and assets so acquired and (ii) the Lien securing such Debt shall be created within 90 days of such acquisitions;

(s) Liens with respect to obligations that do not exceed $25.0 million at any one time outstanding;

(t) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like;

(u) judgment Liens, and Liens securing appeal bonds or letters of credit issued in support of or in lieu of appeal bonds, so long as no Event of Default then exists;

(v) Liens on property of a Person at the time such Person becomes a Restricted Subsidiary of the Issuer; provided such Liens were not created in contemplation thereof and do not extend to any other property of the Issuer or any Restricted Subsidiary;

(w) Liens on property at the time the Issuer or any of the Restricted Subsidiaries acquires such property, including any acquisition by means of a merger or consolidation with or into the Issuer or a Restricted Subsidiary; provided such Liens were not created in contemplation thereof and do not extent to any other property of the Issuer or any Restricted Subsidiary;

(x) Liens securing Debt or other obligations of the Issuer or a Restricted Subsidiary to the Issuer or a Guarantor; and

(y) any pledge of the Capital Stock or Debt of an Unrestricted Subsidiary to secure Debt or other obligations of such Unrestricted Subsidiary.

“Permitted Refinancing Debt” means any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this definition and clause (b)(xii) of Section 4.06, a “refinancing”) of any Debt of the Issuer or a Restricted Subsidiary or pursuant to this definition, including any successive refinancings, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being refinanced; and

(d) the new Debt is not senior in right of payment to the Debt that is being refinanced; provided that Permitted Refinancing Debt will not include (i) Debt of a Subsidiary (other than a Guarantor) that refinances the Debt of any Guarantor or (ii) Debt of any Restricted Subsidiary that refinances Debt of an Unrestricted Subsidiary.

“Permitted Transferee” means, with respect to Person, (i) such Person’s spouse or children (natural or adopted), any trust for Person’s benefit or the benefit of his spouse or children (natural or adopted), or any corporation or partnership, all of the direct and beneficial equity ownership and Indebtedness of which is held by such Person or one or more of the foregoing, but only so long as such Person shall retain ultimate control over the transferred assets; and (ii) the heirs, executors, administrators or personal representatives upon the death of such Person or upon the incompetency or disability of such Person for purposes of the protection and management of such Person’s assets.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“Priority Debt Leverage Ratio”, when used in connection with the Incurrence (or deemed Incurrence) of Debt for borrowed money, means the ratio of (i) the sum, without duplication, of (x) the aggregate principal amount of Debt for borrowed money secured by a Lien on any assets of the Issuer, (y) the aggregate principal amount of Senior Debt for borrowed money of all Guarantors and (z) the aggregate principal amount of Debt for borrowed money of all Restricted Subsidiaries that are not Guarantors, in each case outstanding as of the most recently available quarterly or annual balance sheet, after giving pro forma effect to: (a) the Incurrence of such Debt for borrowed money and any other Debt for borrowed money Incurred since such balance sheet date, (b) the receipt and application of the proceeds thereof and (c) (without duplication) the repayment, redemption or repurchase of any other Debt for borrowed money since such balance sheet date to (ii) the product of (x) two and (y) EBITDA for the latest two fiscal quarters ended on such balance sheet date.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms of the Notes, a calculation in accordance with Article 11 of the Regulation S-X promulgated under the Securities Act (to the extent applicable) or in good faith by the Issuer’s principal accounting officer.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Indenture, the value of any Property shall be its Fair Market Value.

“Public Equity Offering” means an underwritten public offer and sale of Capital Stock (which is Qualified Capital Stock) of the Issuer or any direct or indirect parent holding company of the Issuer with gross proceeds to the Issuer of at least $50.0 million (including any sale of such Capital Stock purchased upon the exercise of any over-allotment option granted in connection therewith).

“QIB” means a “Qualified Institutional Buyer” as defined under Rule 144A.

“Qualified Bank” means a financial institution located in a Qualified Jurisdiction and of recognized stature having capital and surplus in excess of US$100.0 million.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Qualified Currency” means dollars, euros or the currency of a Qualified Jurisdiction.

“Qualified Jurisdiction” means the State of New York, Bermuda, the Cayman Islands and any other jurisdiction (being or within any country whose long term US$ debt has an investment rating from S&P and Moody’s (or if only one such Rating Agency is then rating such debt, from such Rating Agency) of at least BBB or Baa3, respectively).

“Rating Agency” means S&P and/or Moody’s.

“Record Date” for the interest payable on any Interest Payment Date means the April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of the Issuer in circumstances in which the Holders would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Qualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of any “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Redeemable Capital Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of Section 4.09 or Section 4.11 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.09 or Section 4.11.

“Redemption Date”, when used with respect to any Note to be redeemed, in whole or in part, means the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Regulation S” means Regulation S under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Replacement Assets” means properties and assets that replace the properties and assets that were the subject of an Asset Sale or properties and assets that will be used in the Issuer’s business or in that of the Restricted Subsidiaries or any and all businesses that in the good faith judgment of the board of directors of the Issuer are reasonably related.

“Restricted Cash” means cash and Cash Equivalents held by the Issuer or any Restricted Subsidiary that is contractually restricted from being distributed to the Issuer except for cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Debt permitted under the Indenture and that is secured by such cash or Cash Equivalents.

“Restricted Subsidiary” means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (including any successor regulation thereto), as it may be amended from time to time.

“S&P” means Standard and Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. and its successors.

“Securities Act” means the US Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Senior Agent” means any agent or successor agent appointed under any Senior Credit Facility to which any Guarantor is a party or designated as “Senior Agent” in any instrument or document evidencing Senior Debt.

“Senior Credit Facility” means each present or future “Facility Agreement” as defined in the Common Agreement dated January 12, 2005 among Digicel International Finance Limited, as Borrower, The Bank of Nova Scotia, as Tranche A Administrative Agent, Nordea Bank AB (publ), as Tranche B Administrative Agent, National Commercial Bank Jamaica Limited, as Tranche C Administrative Agent, The Bank of Nova Scotia Jamaica Limited, as Tranche D Administrative Agent, Pan Caribbean Merchant Bank Limited, as Jamaica Trustee, RBTT Trust Limited, as US$ Trustee, Citibank N.A., as Collateral Agent, Scotia Jamaica Investment Management Limited, as Mossel Co-Collateral Agent, RBTT Trust Limited, as DECL Co-Collateral Agent, and Butterfield Bank (Cayman) Limited, as Cayman Co-Collateral Agent together with any related documents (including any security documents and guarantee agreements), as any such agreement or document may be amended, modified, supplemented, restated, extended, renewed, refinanced or replaced or substituted from time to time and includes any agreement extending the Maturity of, or restructuring all or any portion of, the Debt under such agreement or any successor agreements and includes any agreement with one or more banks or other lending institutions refinancing all or any portion of the Debt under such agreement or any successor agreements.

“Senior Debt” means:

(a) all Debt under any Credit Facility permitted to be Incurred under the provisions of Section 4.15 and all Currency Agreements and Interest Rate Agreements and other obligations with respect thereto;

(b) any other Debt permitted to be Incurred by a Guarantor unless, with respect to such Guarantor, the instrument under which such Debt is Incurred expressly provides that it is on a parity with or subordinated in right of payment to its Guarantee, as the case may be; and

(c) all obligations with respect to the items listed in the preceding clauses (a) and (b).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(i) any liability for taxes owed or owing by the Guarantors;

(ii) any Debt that is Incurred in violation of this Indenture; or

(iii) any trade payables.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of either clause (1) or (2) of Article I, Rule 1-02(w) under Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of this Indenture.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Debt” means Debt of the Issuer or any of the Guarantors that is subordinated in right of payment to the Notes or the Guarantees of such Guarantors, as the case may be.

“Subsidiary” means, with respect to any Person:

(a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

“TIA” means the Trust Indenture Act.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries as of the most recent balance sheet date for which financial information is available.

“Trust Indenture Act” means the US Trust Indenture Act of 1939, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and, thereafter, means the successor serving hereunder.

“Trust Officer” means, when used with respect to the Trustee, any director, vice president, assistant vice president or associate in the corporate trust administration of the Trustee or any other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means:

(a) Digicel (CA) Limited; and

(b) any Subsidiary of the Issuer that at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer’s board of directors pursuant to Section 4.17); and

(c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States is pledged.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary that is a Wholly Owned Subsidiary of the Issuer.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person, all of the outstanding Capital Stock (other than directors’ qualifying shares or shares of such Person required to be owned by third parties pursuant to applicable law) of which is owned by such Person or by one or more other Wholly Owned Subsidiaries of such Person or by such Person and one or more other Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
“Additional Amounts”	4.12(a)
“Additional Notes”	Recitals
“Authorized Agent”	13.09
“Change of Control Offer”	4.11(a)
“Change of Control Purchase Date”	4.11(a)
“Change of Control Purchase Price”	4.11(a)
“Covenant Defeasance”	8.03
Defaulted Interest”	2.12
“EU Savings Tax Directive”	4.12
“EU-Swiss Savings Tax Directive”	4.12

“Event of Default”	6.01(a)
“Excess Proceeds”	4.09(b)
“Excess Proceeds Offer”	4.09(c)
“Global Notes”	2.01(c)
“IAI Global Note”	2.01(b)
“IFRS”	1.04(ii)
“incorporated provision”	13.01
“Legal Defeasance”	8.02
“Notes”	Recitals
“Obligations”	10.01(a)
“Original Notes”	Recitals
“Participants”	2.01(b)
“Paying Agent”	2.03
“Payment Blockage Notice”	11.03(b)
“Registrar”	2.03
“Regulation S Global Note”	2.01(b)
“Relevant Taxing Jurisdiction”	4.12(a)
“Restricted Global Note”	2.01(b)
“Restricted Payment”	4.08(a)
“rights”	11.02
“Security Register”	2.03
“Standstill Period”	10.01(d)(iii)(B)
“Surviving Entity”	5.01(b)(i)
“Taxes”	4.12(a)
“Transfer Agent”	2.03

Section 1.03. Trust Indenture Act Terms. The following TIA terms have the following meanings as used in this Indenture:

“indenture securities” means the Notes.

“indenture securities holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the “indenture securities” means the Issuer and the Guarantors.

All other TIA terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by a Commission rule under the TIA have the meanings assigned to them by such definitions.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(i) a term has the meaning assigned to it;

(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with International Financial Reporting Standards (“IFRS”);

(iii) “or” is not exclusive;

(iv) “including” or “include” means including or include without limitation;

(v) words in the singular include the plural and words in the plural include the singular;

(vi) unsecured or unguaranteed Debt shall not be deemed to be subordinate or junior to secured or guaranteed Debt merely by virtue of its nature as unsecured or unguaranteed Debt; and

(vii) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section, clause or other subdivision.

ARTICLE TWO

THE NOTES

Section 2.01. The Notes.

(a) Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture. The Notes may have notations, legends or endorsements required by law, the rules of any securities exchange agreements to which the Issuer is subject, if any, or usage, provided that any such notation, legend or endorsement is in form reasonably acceptable to the Issuer. The Issuer shall approve the form of the Notes. Each Note shall be dated the date of its authentication. The terms and provisions contained in the form of the Notes shall constitute and are hereby expressly made a part of this Indenture. The Notes shall be issued only in fully registered form, without coupons, and only in minimum denominations of $200,000 in principal amount and any integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Regulation S Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or members of, or participants and account holders in DTC (“Participants”) (or, in the case of the Regulation S Global Notes, of Euroclear and Clearstream), duly executed by the Issuer and authenticated by the Trustee (or an authenticating agent appointed by the Trustee in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Regulation S Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Regulation S Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to QIBs in reliance on Rule 144A shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “Restricted Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or Participants, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the Restricted Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the Restricted Global Note and recorded in the Security Register, as hereinafter provided.

Notes transferred to Accredited Investors shall be issued initially in the form of one or more Global Notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein (the “IAI Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depository, and registered in the name of the Depository or its nominee, as the case may be, for credit to an account of DTC or Participants, duly executed by the Issuer and authenticated by the Trustee (or its agent in accordance with Section 2.02) as hereinafter provided. The aggregate principal amount of the IAI Global Note may from time to time be increased or decreased by adjustments made by the Registrar on Schedule A to the IAI Global Note and recorded in the Security Register, as hereinafter provided.

Notes offered and sold to the Issuer or any Subsidiary of the Issuer shall be issued in the form of certificated notes substantially in the form of Exhibit A hereto, with such applicable legends as are provided in Exhibit A hereto, except as otherwise permitted herein. Such certificated notes shall be issued as set forth in Section 2.10(b). Such Notes may be transferred to interests in a Global Note upon transfer of such Note to someone other than the Issuer or a Subsidiary permitted hereby.

(c) Book-Entry Provisions. This Section 2.01(c) shall apply to the IAI Global Note, Regulation S Global Note and the Restricted Global Note (together, the “Global Notes”) deposited with or on behalf of the Depository.

Participants shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository or by the Trustee or any custodian of the Depository or under such Global Note, and the Depository or its nominee may be treated by the Issuer, a Guarantor, the Trustee and any agent of the Issuer, a Guarantor or the Trustee as the sole owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, a Guarantor, the

Trustee or any agent of the Issuer, a Guarantor or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and the Participants, the operation of customary practices of such persons governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

Subject to the provisions of Section 2.10(b), the registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

Except as provided in Section 2.10, owners of a beneficial interest in Global Notes will not be entitled to receive physical delivery of certificated Notes.

Section 2.02. Execution and Authentication. An authorized member of the Issuer’s board of directors or an executive officer of the Issuer shall sign the Notes on behalf of the Issuer by manual or facsimile signature.

If an authorized member of the Issuer’s board of directors or an executive officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

A Note shall not be valid or obligatory for any purpose until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

Upon receipt of an Issuer Order, the Issuer shall execute and the Trustee shall authenticate a) Original Notes, on the date hereof, for original issue up to an aggregate principal amount of $1,000,000,000 and (b) Additional Notes, from time to time, subject to compliance at the time of issuance of such Additional Notes with the provisions of Section 4.06. Any issue of Additional Notes that is to utilize the same ISIN or CUSIP number as a Note already issued hereunder shall be effected in a manner and under circumstances whereby the Additional Notes are fungible with the Original Notes for U.S. federal income tax purposes. Otherwise the Additional Notes will have a separate CUSIP or ISIN number.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate the Notes. Unless limited by the terms of such appointment, any such authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by any such agent. An authenticating agent has the same rights as any Registrar, co-Registrar Transfer Agent or Paying Agent to deal with the Issuer or an Affiliate of the Issuer.

The Trustee shall have the right to decline to authenticate and deliver any Notes under this Section 2.02 if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

Section 2.03. Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain an office or agency for the registration of the Notes and of their transfer or exchange (the “Registrar”), an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), an office or agency where the Notes may be presented for payment (the “Paying Agent”) and an office or agency where notices or demands to or upon the Issuer in respect of the Notes may be served. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents.

The Issuer shall maintain a Transfer Agent and Paying Agent in New York, New York. The Issuer may appoint one or more Transfer Agents, one or more co-Registrars and one or more additional Paying Agents. The Issuer or any of its Affiliates may act as Transfer Agent, Registrar, co-Registrar, Paying Agent and agent for service of notices and demands in connection with the Notes; provided, that neither the Issuer nor any of its Affiliates shall act as Paying Agent for the purposes of Articles Three and Eight and Sections 4.09 and 4.11.

The Issuer hereby appoints the office of Deutsche Bank Trust Company Americas in New York, New York located at the address set forth in Section 13.02(a) as Paying Agent in New York, New York and as Registrar.

Subject to any applicable laws and regulations, the Issuer shall cause the Registrar to keep a register (the “Security Register”) at its corporate trust office in which, subject to such reasonable regulations it may prescribe, the Issuer shall provide for the registration of ownership, exchange, and transfer of the Notes. Such registration in the Security Register shall be conclusive evidence of the ownership of Notes. Included in the books and records for the Notes shall be notations as to whether such Notes have been paid, exchanged or transferred, canceled, lost, stolen, mutilated or destroyed and whether such Notes have been replaced. In the case of the replacement of any of the Notes, the Registrar shall keep a record of the Note so replaced and the Note issued in replacement thereof.

In the case of the cancellation of any of the Notes, the Registrar shall keep a record of the Note so canceled and the date on which such Note was canceled.

The Issuer shall enter into an appropriate agency agreement with any Paying Agent or co-Registrar not a party to this Indenture. The agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee of the name and address of any such agent. If the Issuer fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.07.

Section 2.04. Paying Agent To Hold Money in Trust. Not later than 11:00 a.m. Eastern time on each due date of the principal, premium, if any, and interest on any Notes, the Issuer shall deposit with the Paying Agent money in immediately available funds sufficient to pay such principal, premium, if any, and interest so becoming due on the due date for payment under the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes (whether such money has been paid to it by the Issuer or any other obligor on the Notes), and such Paying Agent shall promptly notify the Trustee of any default by the Issuer (or any other obligor on the Notes) in making any such payment. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any funds disbursed, and the Trustee may at any time during the continuance of any payment default, upon written request to a Paying Agent, require such Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed. Upon doing so, the Paying Agent shall have no further liability for the money so paid over to the Trustee. If the Issuer or any Affiliate of the Issuer acts as Paying Agent, it shall, on or before each due date of any principal, premium, if any, or interest on the Notes, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such principal, premium, if any, or interest so becoming due until such sum of money shall be paid to such Holders or otherwise disposed of as provided in this Indenture, and shall promptly notify the Trustee of its action or failure to act.

Section 2.05. Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with TIA Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee, in writing no later than the Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder.

Section 2.06. Transfer and Exchange.

(a) Where Notes are presented to the Registrar or a co-Registrar with a request to register a transfer or to exchange them for an equal principal amount of Notes of other denominations, the Registrar shall register the transfer or make the exchange in accordance with the requirements of this Section 2.06. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall, upon receipt of an Issuer Order, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations and of a like aggregate principal amount, at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange of Notes (except as otherwise expressly permitted herein), but the Issuer may require payment of a sum sufficient to cover any agency fee or similar charge payable in connection with any such registration of transfer or exchange of Notes (other than any agency fee or similar charge payable upon exchanges pursuant to Section 2.10, 3.08 or 9.05) or in accordance with an Excess Proceeds Offer pursuant to Section 4.09 or Change of Control Offer pursuant to Section 4.11, not involving a transfer.

Upon presentation for exchange or transfer of any Note as permitted by the terms of this Indenture and by any legend appearing on such Note, such Note shall be exchanged or transferred upon the Security Register and one or more new Notes shall be authenticated and issued in the name of the Holder (in the case of exchanges only) or the transferee, as the case may be. No exchange or transfer of a Note shall be effective under this Indenture unless and until such Note has been registered in the name of such Person in the Security Register. Furthermore, the exchange or transfer of any Note shall not be effective under this Indenture unless the request for such exchange or transfer is made by the Holder or by a duly authorized attorney-in-fact at the office of the Registrar.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument or transfer, in form satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer evidencing the same indebtedness, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Neither the Issuer nor the Trustee, Registrar or any Paying Agent shall be required (i) to issue, register the transfer of, or exchange any Note during a period beginning at the opening of 15 Business Days before the day of the mailing of a notice of redemption of Notes selected for redemption under Section 3.02 and ending at the close of business on the day of such mailing, or (ii) to register the transfer of or exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(b) Notwithstanding any provision to the contrary herein, so long as a Global Note remains outstanding and is held by or on behalf of the Depository, transfers of a Global Note, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with Section 2.01(a), Section 2.01(c), Section 2.06(a) and this Section 2.06(b); provided that a beneficial interest in a Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Global Note in accordance with the transfer restrictions set forth in the restricted Note legend on the Note, if any.

(i) Except for transfers or exchanges made in accordance with any of clauses (ii), (iii) or (iv) of this Section 2.06(b), transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to nominees of the Depository or to a successor of the Depository or such successor’s nominee.

(ii) Restricted Global Note/IAI Global Note to Regulation S Global Note. If the Holder of a beneficial interest in the Restricted Global Note or IAI Global Note at any time wishes to exchange its interest in such Restricted Global Note or IAI Global Note for an interest in the Regulation S Global Note, or to transfer its interest in such Restricted Global Note or IAI Global Note to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, such transfer or exchange may be effected, only in accordance with this clause (ii) and the rules and procedures of the Depository. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Regulation S Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or IAI Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit B attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and (x) pursuant to and in accordance with Regulation S or (y) that the Note being transferred is being transferred in a transaction permitted by Rule 144, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or IAI Global Note, as the case may be, and the Depository shall increase or cause to be increased the principal amount of the Regulation S Global Note by the aggregate principal amount of the interest in the Restricted Global Note to be exchanged.

(iii) Regulation S Global Note/IAI Global Note to Restricted Global Note. If the Holder of a beneficial interest in the Regulation S Global Note or IAI Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Restricted Global Note, such transfer may be effected only in accordance with this clause (iii) and the rules and procedures of the Depository. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Restricted Global Note in a specified principal amount and to cause to be debited an interest in the Regulation S Global Note or IAI Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit C attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and stating that (x) the Person transferring such interest reasonably believes that the Person acquiring such interest is a QIB and is obtaining such interest in a transaction meeting the requirements of Rule 144A and any applicable securities laws of any state of the United States or (y) that the Person transferring such interest is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act and, in such circumstances, such Opinion of Counsel as the Issuer or the Trustee may reasonably request to ensure that the requested transfer or exchange is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, then the Registrar shall reduce or cause to be reduced the principal amount of the Regulation S Global Note or IAI Global Note, as the case may be, and increase or cause to be increased the principal amount of the Restricted Global Note by the aggregate principal amount of the interest in the Regulation S Global Note to be exchanged or transferred.

(iv) Restricted Global Note/Regulation S Global Note to IAI Global Note. If the Holder of a beneficial interest in the Restricted Global Note or Regulation S Global Note at any time wishes to transfer such interest to a Person who wishes to take delivery thereof in the form of a beneficial interest in the IAI Global Note, such transfer may be effected only in accordance with this clause (iv) and the rules and procedures of the Depository. Upon receipt by the Registrar from the Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the IAI Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or Regulation S Global Note, as the case may be, in such specified principal amount, and (B) a certificate in the form of Exhibit D attached hereto given by the Holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Notes and providing the certifications, certificates and legal opinion, if applicable, set forth in Exhibit D, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or Regulation S Global Note, as the case may be, and increase or cause to be increased the principal amount of the IAI Global Note by the aggregate principal amount of the interest in the Restricted Global Note or Regulation S Global Note to be exchanged or transferred.

(c) If Notes are issued upon the transfer, exchange or replacement of Notes bearing the restricted Notes legends set forth in Exhibit A hereto, the Notes so issued shall bear the restricted Notes legends and a request to remove such restricted Notes legends from Notes shall not be honored unless there is delivered to the Issuer such satisfactory evidence, which may include an Opinion of Counsel licensed to practice law in the State of New York, as may be reasonably required by the Issuer, that neither the legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A or Rule 144 under the Securities Act. Upon provision of such satisfactory evidence, the Trustee, at the direction of the Issuer, shall authenticate and deliver Notes that do not bear the legend.

(d) The Trustee shall have no responsibility for any actions taken or not taken by the Depository, Euroclear or Clearstream, as the case may be.

Section 2.07. Replacement Notes. If a mutilated certificated Note is surrendered to the Registrar or if the Holder claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall, upon receipt of an Issuer Order, authenticate a replacement Note in such form as the Note mutilated, lost, destroyed or wrongfully taken if the Holder satisfies any other reasonable requirements of the Issuer and any requirement of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of the Issuer and the Trustee to protect the Issuer, the Trustee, the Paying Agent, the Transfer Agent, the Registrar and any co-Registrar, and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note shall be an additional obligation of the Issuer.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. A Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Issuer receive proof satisfactory to them that the Note that has been replaced is held by a bona fide purchaser.

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a Redemption Date or Maturity date money sufficient to pay all principal, interest and Additional Amounts, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture, then on and after that date such Notes (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Notes Held by Issuer. In determining whether the Holders of the required principal amount of Notes have concurred in any direction or consent or any amendment, modification or other change to this Indenture, Notes owned by the Issuer or by an Affiliate of the Issuer shall be disregarded and treated as if they were not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent or any amendment, modification or other change to this Indenture, only Notes which a Trust Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgees right so to act with respect to the Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

Section 2.10. Certificated Notes.

(a) A Global Note deposited with the Depository pursuant to Section 2.01 shall be transferred in whole to the beneficial owners thereof in the form of certificated Notes only if such transfer complies with Section 2.06 and (i) the Depository notifies the Issuer that it is unwilling or unable to continue as the Depository for such Global Note, or if at any time the Depository ceases to be a “clearing agency” registered under the Exchange Act and a successor Depository is not appointed by the Issuer within 90 days of such notice, or (ii) the Issuer, at its option, executes and delivers to the Trustee a notice that such Global Note be so transferable, registrable and exchangeable, or (iii) an Event of Default, or an event which after notice or lapse of time or both would be an Event of Default, has occurred and is continuing with respect to the Notes or (iv) such transfer is to the Issuer or an Affiliate of the Issuer. Notice of any such transfer shall be given by the Issuer in accordance with the provisions of Section 13.02(a).

(b) Any Global Note that is transferable to the beneficial owners thereof in the form of certificated Notes pursuant to this Section 2.10 shall be surrendered by the Depository to the Transfer Agent, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount at Maturity of

Notes of authorized denominations in the form of certificated Notes. Any portion of a Global Note transferred or exchanged pursuant to this Section 2.10 shall be executed, authenticated and delivered only in fully registered form in denominations of $200,000 and $1,000 in integral multiples thereof and registered in such names as the Depository shall direct. Subject to the foregoing, a Global Note is not exchangeable except for a Global Note of like denomination to be registered in the name of the Depository or its nominee or the Depository or its nominee. In the event that a Global Note becomes exchangeable for certificated Notes, payment of principal, premium, if any, and interest on the certificated Notes will be payable, and the transfer of the certificated Notes will be registrable, at the office or agency of the Issuer maintained for such purposes in accordance with Section 2.03. Such certificated Notes shall bear the applicable legends set forth in Exhibit A hereto.

(c) If a Note in certificated form is transferred or exchanged for a beneficial interest in a Global Note, the Trustee will (x) cancel such Note in certificated form, (y) record an increase in the principal amount of such Global Note equal to the principal amount of such transfer or exchange and (z) in the event that such transfer or exchange involves less than the entire principal amount of the canceled Note in certificated form, deliver to the Holder thereof one or more new Notes in certificated form in authorized denominations having an aggregate principal amount equal to the untransferred or unexchanged portion of the canceled Note in certificated form, registered in the name of the Holder thereof.

(d) In the event of the occurrence of any of the events specified in Section 2.10(a), the Issuer will promptly make available to the Trustee a reasonable supply of certificated Notes in definitive, fully registered form without interest coupons.

Section 2.11. Cancellation. The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, in accordance with its customary procedures, and no one else shall cancel (subject to the record retention requirements of the Exchange Act and the Trustee’s retention policy) all Notes surrendered for registration of transfer, exchange, payment or cancellation and dispose of such cancelled Notes in its customary manner. Except as otherwise provided in this Indenture the Issuer may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. Any interest on any Note that is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in the Notes and this Indenture (all such interest herein called “Defaulted Interest”) shall forthwith cease to be payable to the Holder on the relevant Record Date by virtue of having been such Holder, and such Defaulted Interest may be paid by the Issuer, at its election in each case, as provided in clause (a) or (b) below:

(a) The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer may deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest; or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as in this clause provided. In addition, the Issuer shall fix a special record date for the payment of such Defaulted Interest, such date to be not more than 15 days and not less than 10 days prior to the proposed payment date and not less than 15 days after the receipt by the Trustee of the notice of the proposed payment date. The Issuer shall promptly but, in any event, not less than 15 days prior to the special record date, notify the Trustee of such special record date and, in the name and at the expense of the Issuer, the Trustee shall cause notice of the proposed payment date of such Defaulted Interest and the special record date therefor to be mailed first-class, postage prepaid to each Holder as such Holder’s address appears in the Security Register, not less than 10 days prior to such special record date. Notice of the proposed payment date of such Defaulted Interest and the special record date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes are registered at the close of business on such special record date and shall no longer be payable pursuant to clause (b) below.

(b) The Issuer may make payment of any Defaulted Interest on the Notes in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee of the proposed payment date pursuant to this clause, such manner of payment shall be deemed reasonably practicable.

Subject to the foregoing provisions of this Section 2.12, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Section 2.14. ISIN and CUSIP Numbers. The Issuer in issuing the Notes may use ISIN or CUSIP numbers (if then generally in use), and, if so, the Trustee shall use ISIN or CUSIP numbers, as appropriate, in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers or codes either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee of any change in the ISIN or CUSIP numbers.

Section 2.15. Issuance of Additional Notes. The Issuer may, subject to Section 4.06 of this Indenture, issue Additional Notes under this Indenture in accordance with the procedures of Section 2.02. The Original Notes issued on the date of this Indenture and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

ARTICLE THREE

REDEMPTION; OFFERS TO PURCHASE

Section 3.01. Right of Redemption. The Issuer may redeem all or any portion of the Notes upon the terms and at the Redemption Prices set forth in the Notes. Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of this Article Three.

Section 3.02. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to Section 3.01, it shall notify the Trustee in writing of the Redemption Date, the principal amount of Notes to be redeemed, the Redemption Price and the paragraph of the Notes pursuant to which the redemption will occur.

The Issuer shall give each notice to the Trustee provided for in this Section 3.02 in writing at least 10 days before the date notice is mailed to the Holders pursuant to Section 3.04 unless the Trustee consents to a shorter period. Such notice shall be accompanied by an Officer’s Certificate from the Issuer to the effect that such redemption will comply with the conditions herein. If fewer than all the Notes are to be redeemed, the record date relating to such redemption shall be selected by the Issuer and given to the Trustee, which record date shall be not less than 15 days after the date of notice to the Trustee.

Section 3.03. Selection of Notes To Be Redeemed. If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee shall select the Notes to be redeemed (a) if the Notes are listed on any securities exchange, in compliance with the requirements of the principal national securities exchanges on which the Notes are listed, or (b) if the Notes are not listed on a securities exchange, on a pro rata basis to the extent practicable or by lot or by such other method as the Trustee in its sole discretion shall deem fair and appropriate in accordance with DTC procedures; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $200,000.

The Trustee shall make the selection from the Notes outstanding and not previously called for redemption. The Trustee may select for redemption portions equal to $1,000 in principal amount or any integral multiple thereof; provided that no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $200,000. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption. The Trustee shall notify the Issuer and the Registrar promptly in writing of the Notes or portions of Notes to be called for redemption.

Section 3.04. Notice of Redemption.

(a) At least 30 days but not more than 60 days before a date for redemption of Notes, the Issuer shall mail a notice of redemption by first-class mail, postage prepaid, to each Holder of a Note to be redeemed at such Holder’s registered address or otherwise in accordance with the procedures of DTC, and shall comply with the provisions of Section 13.02(b), except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture.

(b) The notice shall identify the Notes to be redeemed (including ISIN or CUSIP numbers) and shall state:

(i) the Redemption Date;

(ii) the appropriate calculation of the Redemption Price and the amount of accrued interest, if any, and Additional Amounts, if any, to be paid;

(iii) the name and address of the Paying Agent;

(iv) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any, and Additional Amounts, if any;

(v) that, if any Note is being redeemed in part, the portion of the principal amount (equal to $1,000 in principal amount or any integral multiple thereof) of such Note to be redeemed and that, on and after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion thereof will be reissued;

(vi) that, if any Note contains an ISIN or CUSIP number, no representation is being made as to the correctness of such ISIN or CUSIP number either as printed on the Notes or as contained in the notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes;

(vii) that, unless the Issuer and the Guarantors default in making such redemption payment, interest on the Notes (or portion thereof) called for redemption shall cease to accrue on and after the Redemption Date; and

(viii) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed.

At the Issuer’s written request, the Trustee shall give a notice of redemption in the Issuer’s name and at the Issuer’s expense. In such event, the Issuer shall provide the Trustee with the notice and the other information required by this Section 3.04.

Section 3.05. [Reserved].

Section 3.06. Deposit of Redemption Price. On or prior to any Redemption Date, the Issuer shall deposit or cause to be deposited with the Paying Agent (or, if the Issuer or an Affiliate of the Issuer is the Paying Agent, shall segregate and hold in trust) a sum in same day funds sufficient to pay the Redemption Price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed on that date other than Notes or portions of Notes called for redemption that have previously been delivered by the Issuer to the Trustee for cancellation. The Paying Agent shall return to the Issuer any money so deposited that is not required for that purpose.

Section 3.07. Payment of Notes Called for Redemption. If notice of redemption has been given in the manner provided below, the Notes or portion of Notes specified in such notice to be redeemed shall become due and payable on the Redemption Date at the Redemption Price stated therein, together with accrued interest to such Redemption Date, and on and after such date (unless the Issuer shall default in the payment of such Notes at the Redemption Price and accrued interest to the Redemption Date, in which case the principal, until paid, shall bear interest from the Redemption Date at the rate prescribed in the Notes) such Notes shall cease to accrue interest. Upon surrender of any Note for redemption in accordance with a notice of redemption, such Note shall be paid and redeemed by the Issuer at the Redemption Price, together with accrued interest, if any, to the Redemption Date; provided that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders registered as such at the close of business on the relevant Record Date.

Notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect therein, shall not affect the validity of the proceedings for the redemption of Notes held by Holders to whom such notice was properly given.

Section 3.08. Notes Redeemed in Part.

(a) Upon surrender of a Global Note that is redeemed in part, the Paying Agent shall forward such Global Note to the Trustee who shall make a notation on the Security Register to reduce the principal amount of such Global Note to an amount equal to the unredeemed portion of the Global Note surrendered; provided that each such Global Note shall be in a principal amount at final Stated Maturity of $200,000 or an integral multiple of $1,000 in excess thereof.

(b) Upon surrender and cancellation of a certificated Note that is redeemed in part, the Issuer shall execute and the Trustee shall authenticate for the Holder (at the Issuer’s expense) a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such certificated Note shall be in a principal amount at final Stated Maturity of $200,000 or an integral multiple of $1,000 in excess thereof.

ARTICLE FOUR

COVENANTS

Section 4.01. Payment of Notes. The Issuer and the Guarantors covenant and agree for the benefit of the Holders that they shall duly and punctually pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Issuer or any of its Affiliates) holds, as of 11:00 a.m. Eastern time on the due date, in accordance with this Indenture, money sufficient to pay all principal, premium, if any, interest and Additional Amounts, if any, then due. If the Issuer or any of its Affiliates acts as Paying Agent, principal, premium, if any, interest and Additional Amounts, if any, shall be considered paid on the due date if the entity acting as Paying Agent complies with Section 2.04.

The Issuer or the Guarantors shall pay interest on overdue principal at the rate specified therefor in the Notes. The Issuer or the Guarantors shall pay interest on overdue installments of interest at the same rate to the extent lawful.

Section 4.02. Corporate Existence. Subject to Article Five, the Issuer and each Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate, partnership, limited liability company or other existence and the rights (charter and statutory), licenses and franchises of the Issuer and each Restricted Subsidiary; provided that the Issuer shall not be required to preserve any such right, license or franchise if the board of directors of the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.03. Maintenance of Properties. The Issuer shall cause all properties owned by it or any Restricted Subsidiary or used or held for use in the conduct of its business or the business of any Restricted Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Issuer may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided that nothing in this Section 4.03 shall prevent the Issuer from discontinuing the maintenance of any such properties if such discontinuance is, in the judgment of the Issuer, desirable in the conduct of the business of the Issuer and the Restricted Subsidiaries as a whole and not disadvantageous in any material respect to the Holders.

Section 4.04. Insurance. The Issuer shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Issuer to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Issuer believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

Section 4.05. Statement as to Compliance.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate, which shall comply with Section 314(a)(4) of the TIA, stating that in the course of the performance by the signer of its duties as an officer of the Issuer such signer would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.05(a), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(b) If the Issuer shall become aware that (i) any Default or Event of Default has occurred and is continuing or (ii) any Holder seeks to exercise any remedy hereunder with respect to a claimed Default under this Indenture or the Notes, the Issuer shall immediately deliver to the Trustee an Officer’s Certificate specifying such event, notice or other action (including any action the Issuer is taking or proposed to take in respect thereof).

Section 4.06. Limitation on Debt.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, create, issue, incur, assume, guarantee or in any manner become directly or indirectly liable with respect to or otherwise become responsible for, contingently or otherwise, the payment of (individually and collectively, to “Incur” or, as appropriate, an “Incurrence”), any Debt (including any Acquired Debt); provided that the Issuer and any Restricted Subsidiary shall be permitted to incur Debt (including Acquired Debt) if at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Leverage Ratio would be less than 4.0 to 1.0.

(b) This covenant shall not, however, prohibit the following (collectively, “Permitted Debt”):

(i) the Incurrence by the Issuer or any Restricted Subsidiary in reliance on this clause (i) of Debt under Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $1,000.0 million minus, in either case, the amount of any permanent repayments or prepayments of such Debt with the proceeds of Asset Sales made in accordance with Section 4.09 (but only to the extent of any corresponding commitment reduction if such Debt is revolving credit borrowings);

(ii) the Incurrence by the Issuer of Debt pursuant to the Notes (other than Additional Notes) and the Incurrence of Debt by the Guarantors pursuant to the Guarantees;

(iii) any Debt of the Issuer or any Restricted Subsidiary (other than Debt described in another clause of this paragraph) outstanding on the date of this Indenture;

(iv) the Incurrence by the Issuer or any Restricted Subsidiary of intercompany Debt between the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries; provided that

(A) if the Issuer or a Guarantor is the obligor on any such Debt, unless required by a Credit Facility, it is unsecured; and

(B) (x) any disposition, pledge or transfer of any such Debt to a Person (other than a disposition, pledge or transfer to the Issuer or a Restricted Subsidiary) and (y) any transaction pursuant to which any Restricted Subsidiary that has Debt owing to the Issuer or another Wholly Owned Restricted Subsidiary ceases to be a Restricted Subsidiary, will, in each case, be deemed to be an Incurrence of such Debt not permitted by this clause (iv);

(v) guarantees of the Issuer’s Debt or Debt of any Restricted Subsidiary by the Issuer or any Restricted Subsidiary that are permitted by and made in accordance with the provisions of Section 4.15;

(vi) the Incurrence by the Issuer or any Restricted Subsidiary of Debt represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or other Debt Incurred or assumed for the purpose of financing or refinancing all or any part of the purchase price, lease expense or cost of any property or asset, tangible or intangible, including network assets (including switches, towers, software, rights-of-way, intellectual property, licenses, concessions, spectrum and other intangibles and facilities to house network assets) used in the Issuer’s or any Restricted Subsidiary’s business and the capital stock or similar ownership interest of any Person engaged in substantially the same line of business as the Issuer and its Restricted Subsidiaries or reasonably related or ancillary thereto (including the cost of design, development, acquisition, construction (including capitalized interest), installation, improvement, transportation, integration and prepaid maintenance and all reasonable related fees or expenses); provided that the principal amount of such Debt so Incurred when aggregated with other Debt previously Incurred in reliance on this clause (vi) (and Permitted Refinancing Debt with respect thereto) and still outstanding shall not in the aggregate exceed $200.0 million;

(vii) the Incurrence by the Issuer or any Restricted Subsidiary of Debt arising from agreements providing for guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock, other than guarantees or similar credit support given by the Issuer or any Restricted Subsidiary of Debt Incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition;

(viii) the Incurrence by the Issuer or any Restricted Subsidiary of Debt under Currency Agreements entered into in the ordinary course of business and not for speculative purposes;

(ix) the Incurrence by the Issuer or any Restricted Subsidiary of Debt under Interest Rate Agreements entered into in the ordinary course of business and not for speculative purposes;

(x) the Incurrence of Debt by the Issuer or any Restricted Subsidiary of Debt in respect of workers’ compensation and claims arising under similar legislation, or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(xi) the Incurrence of Debt by the Issuer or any Restricted Subsidiary arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Debt is extinguished within 5 Business Days of Incurrence, (B) bankers’ acceptances, performance, surety, judgment, appeal or similar bonds, instruments or obligations, (C) completion guarantees provided or letters of credit obtained by the Issuer or any Restricted Subsidiary in the ordinary course of business; and (D) the financing of insurance premiums in the ordinary course of business;

(xii) the Incurrence by a Person of Permitted Refinancing Debt in exchange for or the net proceeds of which are used to refund, replace or refinance Debt Incurred by it pursuant to, or described in, paragraphs (a), (b)(ii), (b)(iii) and (b)(vi) of this Section 4.06, as the case may be; and

(xiii) the incurrence of Debt by the Issuer or any Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the greater of (i) $200.0 million and (ii) 5% of Total Assets.

(c) Notwithstanding any other provision of this Section 4.06, for purposes of determining compliance with this Section 4.06, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Issuer or a Guarantor may Incur under this Section 4.06.

(d) For purposes of determining any particular amount of Debt under this Section 4.06:

(i) obligations with respect to letters of credit, guarantees or Liens, in each case supporting Debt otherwise included in the determination of such particular amount shall not be included;

(ii) any Liens granted pursuant to the equal and ratable provisions referred to in Section 4.07 will not be treated as Debt; and

(iii) accrual of interest, accrual of dividends, the accretion of accreted value, the obligation to pay commitment fees and the payment of interest in the form of additional Debt will not be treated as Debt.

(e) In the event that an item of Debt meets the criteria of more than one of the types of Debt described in this Section 4.06, the Issuer, in its sole discretion, shall classify items of Debt and shall only be required to include the amount and type of such Debt in one of such clauses and the Issuer shall be entitled to divide and classify an item of Debt in more than one of the types of Debt described in this Section 4.06, and may change the classification of an item of Debt (or any portion thereof) to any other type of Debt described in this Section 4.06 at any time.

(f) The Guarantors will not Incur, create, issue, assume, guarantee or otherwise become liable for any Debt that is subordinate or junior in right of payment to any Senior Debt of the Guarantors and senior in any respect in right of payment to the Guarantees or any other Pari Passu Debt of the Guarantors, provided that the foregoing limitation will not apply to distinctions between categories of Senior Debt that exist by reason of any Liens or guarantees arising or created in respect of some but not all of such Senior Debt.

(g) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur (i) Debt secured by a Lien on any assets of the Issuer, (ii) Senior Debt of a Guarantor or (iii) Debt of a Restricted Subsidiary that is not a Guarantor, other than, in each case, Permitted Debt (other than Permitted Debt Incurred under clause (b)(i) of Section 4.06), if, at the time of such Incurrence and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, on a pro forma basis, the Priority Debt Leverage Ratio would be greater than 3.00 to 1.0.

Section 4.07. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens) on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, including any shares or stock or Debt of any Restricted Subsidiary, whether owned at or acquired after the date of this Indenture, or any income, profits or proceeds therefrom unless:

(i) in the case of any Lien securing Subordinated Debt, the Issuer’s obligations in respect of the Notes, the obligations of the Guarantors under the Guarantees, and all other amounts due under this Indenture are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(ii) in the case of any other Lien, the Issuer’s obligations in respect of the Notes, the obligations of the Guarantors under the Guarantees, and all other amounts due under this Indenture are equally and ratably secured with the obligation or liability secured by such Lien.

(b) No Guarantor will, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (except for Permitted Liens and any Liens securing Senior Debt) or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Issuer’s or any Restricted Subsidiary’s property or assets, including any shares or stock or Debt of any Restricted Subsidiary, whether owned at or acquired after the date of this Indenture, or any income, profits or proceeds therefrom unless:

(i) in the case of any Lien securing Subordinated Debt, the obligations of the Guarantor under its Guarantee are directly secured by a Lien on such property, assets or proceeds that is senior in priority to the Lien securing the Subordinated Debt until such time as the Subordinated Debt is no longer secured by a Lien; and

(ii) in the case of any other Lien, the obligations of the Guarantor under its Guarantee are equally and ratably secured with the obligation or liability secured by such Lien.

Section 4.08. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions (each of which is a “Restricted Payment” and which are collectively referred to as “Restricted Payments”):

(i) declare or pay any dividend on or make any distribution (whether made in cash, securities or other property) with respect to any of the Issuer’s or any Restricted Subsidiary’s Capital Stock (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Restricted Subsidiary) (other than (A) to the Issuer or any Restricted Subsidiary or (B) to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Issuer or a Restricted Subsidiary of dividends or distributions of greater value than the Issuer or such Restricted Subsidiary would receive on a pro rata basis, except for dividends or distributions payable solely in shares of the Issuer’s Qualified Capital Stock or in options, warrants or other rights to acquire such shares of Qualified Capital Stock;

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation), directly or indirectly, any shares of the Issuer’s Capital Stock or any Capital Stock of any Affiliate of the Issuer held by persons other than the Issuer or a Restricted Subsidiary (other than Capital Stock of any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result thereof) or any options, warrants or other rights to acquire such shares of Capital Stock;

(iii) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or Maturity, any Subordinated Debt (except (A) Debt permitted under Section 4.06(b)(iv) or (B) the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(iv) make any Investment (other than any Permitted Investment) in any Person.

If any Restricted Payment described above is not made in cash, the amount of the proposed Restricted Payment shall be the Fair Market Value of the asset to be transferred as of the date of transfer.

(b) Notwithstanding paragraph (a) above, the Issuer or any Restricted Subsidiary may make a Restricted Payment if, at the time of and after giving pro forma effect to such proposed Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(ii) the Issuer could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.06; and

(iii) the aggregate amount of all Restricted Payments declared or made after the date of the Existing 8.25% Indenture does not exceed the sum of:

(A) an amount equal to (x) aggregate EBITDA on a cumulative basis during the period beginning on January 1, 2009 and ending on the last day of the Issuer’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative EBITDA shall be a negative number, minus 100% of such negative amount) less (y) the product of (i) 1.75 and (ii) aggregate Consolidated Interest Expense during such period, plus

(B) the aggregate Net Cash Proceeds received by the Issuer after the date of the Existing 8.25% Indenture as capital contributions or from the issuance or sale (other than to any Subsidiary) of shares of the Issuer’s Qualified Capital Stock (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of the Issuer’s Qualified Capital Stock (except, in each case to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Debt as set forth in clause (ii) or (iii) of paragraph (c) below) (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid), plus

(C) (x) the amount by which the Issuer’s Debt or Debt of any Restricted Subsidiary is reduced on the Issuer’s consolidated balance sheet after the date of the Existing 8.25% Indenture upon the conversion or exchange (other than by the Issuer or its Subsidiary) of such Debt into the Issuer’s Qualified Capital Stock, and (y) the aggregate Net Cash Proceeds received after the date of the Existing 8.25% Indenture by the Issuer from the issuance or sale (other than to any Subsidiary) of Redeemable Capital Stock that has been converted into or exchanged for the Issuer’s Qualified Capital Stock, to the extent such Redeemable Capital Stock was originally sold for cash or Cash Equivalents, together with, in the case of both clauses (x) and (y), the aggregate Net Cash Proceeds received by the Issuer at the time of such conversion or exchange (excluding the Net Cash Proceeds from the issuance of the Issuer’s Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Issuer or any Subsidiary until and to the extent such borrowing is repaid), plus

(D) (x) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Existing 8.25% Indenture, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment and net of taxes, and (y) in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Issuer’s interest in such Subsidiary.

(c) Notwithstanding paragraphs (a) and (b) above, the Issuer and any Restricted Subsidiary may take the following actions so long as (with respect to clauses (vi), (viii) and clause (xii) below) no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend within 60 days after the date of its declaration if at such date of its declaration such payment would have been permitted by the provisions of this Section 4.08;

(ii) the repurchase, redemption or other acquisition or retirement for value of any shares of the Issuer’s Capital Stock or options, warrants or other rights to acquire such Capital Stock in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock or options, warrants or other rights to acquire such Capital Stock;

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value or payment of principal of any Subordinated Debt in exchange for, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of the Issuer’s Qualified Capital Stock;

(iv) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Debt (other than Redeemable Capital Stock) in exchange for, or out of the Net Cash Proceeds of a substantially concurrent Incurrence (other than to a Subsidiary) of, Permitted Refinancing Debt;

(v) the repurchase of Capital Stock deemed to occur upon the exercise of stock options or warrants with respect to which payment of the cash exercise price has been forgiven if the cumulative aggregate value of such deemed repurchases does not exceed the cumulative aggregate amount of the exercise price of such options received;

(vi) payments or distributions to dissenting shareholders pursuant to applicable law in connection with or in contemplation of a merger, consolidation or transfer of assets that complies with the provisions of Article Five;

(vii) cash payments in lieu of issuing fractional shares pursuant to the exchange or conversion of any exchangeable or convertible securities;

(viii) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Issuer, options on any such shares or related stock appreciation rights or similar securities held by directors, officers or employees (or their estates or beneficiaries under their estates), upon death, disability, retirement, termination of employment or pursuant to any agreement under which such shares of stock or related rights were issued (or any distribution by the Issuer or its direct or indirect parent to fund such repurchases); provided that the aggregate cash consideration paid pursuant to this clause (viii) for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or related rights after the date of this Indenture does not exceed $25.0 million in any fiscal year of the Issuer (with unused amounts in any fiscal year being permitted to be carried over for the next succeeding fiscal year);

(ix) Investments in Persons conducting a telecommunications business; provided that the total aggregate amount of such Investments made under this clause (ix) does not exceed in the aggregate the greater of (A) $100.0 million and (B) 2.5% of Total Assets (after giving effect to any reductions in the amount of any such Investments as a result of the repayment or other disposition thereof, or designation of the Person in which the Investment was made as a Restricted Subsidiary, the amount of such reduction not to exceed the amount of such Investments previously made pursuant to this clause (ix));

(x) [Reserved];

(xi) the payment of any dividend or distribution to, or the making of any Investment in, Digicel Group Limited the proceeds of which are used for the purpose of (A) the payment of interest (excluding default interest) on the DGL Notes as the same becomes due in accordance with the terms thereof on the date of this Indenture or (B) the funding of the commitments of Digicel Group Limited under that certain Credit Agreement entered into on December 22, 2008, between Digicel (Central America) Group Limited, as borrower, and Digicel Group Limited, as lender and administrative agent, in an aggregate amount not to exceed $50.0 million;

(xii) the repayment, redemption or other retirement of the DGL Notes (or any dividend or distribution to Digicel Group Limited to fund such repayment, redemption or retirement); provided, that on a pro forma basis, after giving effect to any Debt incurred in connection therewith, the Net Leverage Ratio would be less than 2.0 to 1.0; and

(xiii) other Restricted Payments in an aggregate amount not to exceed $25.0 million.

The actions described in clauses (i), (vii), (viii), (xi)(A), (xii) and (xiii) of this paragraph (c) are Restricted Payments that will be permitted to be made in accordance with this paragraph (c) but that reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph (b) above.

Section 4.09. Limitation on Sale of Certain Assets.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(i) the consideration the Issuer or such Restricted Subsidiary receives for such Asset Sale is not less than the Fair Market Value of the assets sold;

(ii) at least 75% of the consideration the Issuer or such Restricted Subsidiary receives in respect of such Asset Sale consists of (A) cash (including any Net Cash Proceeds received from the conversion within 60 days of such Asset Sale of securities, notes or other obligations received in consideration of such Asset Sale); (B) Cash Equivalents; (C) the assumption by the purchaser of (x) the Issuer’s Debt or Debt of any Restricted Subsidiary (other than Subordinated Debt) as a result of which neither the Issuer nor any of the Restricted Subsidiaries remains obligated in respect of such Debt or (y) Debt of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, if the Issuer and each other Restricted Subsidiary is released from any guarantee of such Debt as a result of such Asset Sale; (D) Replacement Assets; or (E) a combination of the consideration specified in clauses (A) to (D); and

(iii) the Issuer delivers an Officer’s Certificate to the Trustee certifying that such Asset Sale complies with the provisions described in the foregoing clauses (i) and (ii).

(b) If the Issuer or any Restricted Subsidiary consummates an Asset Sale, the Net Cash Proceeds of the Asset Sale, within 360 days after the consummation of such Asset Sale, may be used by the Issuer or such Restricted Subsidiary to (i) permanently repay or prepay any then outstanding Debt of the Issuer or a Guarantor (other than Subordinated Debt), or any Restricted Subsidiary (and to effect a corresponding commitment reduction if such Senior Debt is revolving credit borrowings) owing to a Person other than the Issuer or a Restricted Subsidiary, or (ii) invest in any Replacement Assets, or (iii) any combination of the foregoing. The amount of such Net Cash Proceeds not so used as set forth in this paragraph (b) constitutes “Excess Proceeds”. Pending the final application of any such Net Cash Proceeds, the Issuer may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the terms of this Indenture.

(c) When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall, within 20 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in this Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

(d) If the Issuer is obligated to make an Excess Proceeds Offer, the Issuer shall purchase the Notes and Pari Passu Debt, at the option of the holders thereof, in whole or in part in minimum amounts of $200,000 and integral multiples of $1,000 above such amount, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Excess Proceeds Offer is given to such holders, or such later date as may be required under the Exchange Act.

If the Issuer is required to make an Excess Proceeds Offer, the Issuer will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations, including any securities laws of Bermuda and the requirements of any applicable securities exchange on which Notes are then listed. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuer shall comply with such securities laws and regulations and will not be deemed to have breached its obligations described in this covenant by virtue thereof.

Section 4.10. Limitation on Transactions with Affiliates. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Issuer or any Restricted Subsidiary’s Affiliate unless such transaction or series of transactions is entered into in good faith and:

(a) such transaction or series of transactions is on terms that, taken as a whole, are not materially less favorable to the Issuer or such Restricted Subsidiary, as the case may be, than those that could have been obtained in a comparable arm’s-length transaction with third parties that are not Affiliates;

(b) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than $5.0 million, the Issuer shall deliver an Officer’s Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (a) above; and

(c) with respect to any transaction or series of related transactions involving aggregate payments or the transfer of assets or provision of services, in each case having a value greater than $10.0 million, the Issuer shall deliver a resolution of its board of directors (set out in an Officer’s Certificate to the Trustee) resolving that such transaction complies with clause (a) above and that the fairness of such transaction has been approved by a majority of the Issuer’s board of directors, including a majority of the Disinterested Directors (or in the event there is only one Disinterested Director, by such Disinterested Director).

Notwithstanding the foregoing, the restrictions set forth in this description will not apply to:

(i) customary directors’ fees, indemnification, expense reimbursement and similar arrangements (including the payment of directors’ and officers’ insurance premiums), consulting fees, financial advisory fees, employee salaries, bonuses, employment agreements and arrangements, compensation or employee benefit arrangements, including stock options or legal fees, so long as the Issuer’s board of directors has approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or payments to be fair consideration therefor;

(ii) any Restricted Payments not prohibited by Section 4.08 or the making of an Investment that is a Permitted Investment;

(iii) agreements and arrangements existing on the date of this Indenture and any amendment, modification or supplement thereto, provided that any such amendment, modification or supplement to the terms thereof is not more disadvantageous to the Holders and to the Issuer and the Restricted Subsidiaries, as applicable, in any material respect than the original agreement or arrangement as in effect on the date of this Indenture;

(iv) any payments or other transactions pursuant to a tax sharing agreement between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation;

(v) the issuance of securities pursuant to, or for the purpose of the funding of, employment arrangements, stock options, and stock ownership plans, as long as the terms thereof are or have been previously approved by the Issuer’s board of directors;

(vi) the granting and performance of registration rights for the Issuer’s securities;

(vii) transactions between or among the Issuer and the Restricted Subsidiaries or between or among Restricted Subsidiaries;

(viii) entering into and performing agreements related to a Permitted Joint Venture (which are Affiliates solely by reason of the Issuer and/or Restricted Subsidiaries owning Capital Stock of such Permitted Joint Venture);

(ix) provision of administrative, legal and regulatory, engineering, accounting, marketing, insurance and telecommunications services to Subsidiaries of the Issuer and the allocation of the cost of such services and of overhead and corporate group costs among the Issuer and its Subsidiaries consistent with IFRS and the Issuer’s accounting policies generally applied; and

(x) any transaction or series of related transactions involving aggregate payments or the transfer of assets or the provision of services in which the Issuer delivers to the Trustee a written opinion of an investment banking firm of international standing (or, if an investment banking firm is generally not qualified to give such an opinion, by an internationally recognized appraisal firm or accounting firm) stating that the transaction or series of transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view.

Section 4.11. Purchase of Notes upon a Change of Control.

(a) If a Change of Control occurs at any time, then the Issuer must make an offer (a “Change of Control Offer”) to each Holder to purchase such Holder’s Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the “Change of Control Purchase Price”) in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Purchase Date”) (subject to the rights of holders of record on relevant regular record dates that are prior to the Change of Control Purchase Date to receive interest due on an interest payment date).

(b) Within 30 days following any Change of Control, the Issuer shall:

(i) cause a notice of the Change of Control Offer to be published (i) in a leading newspaper having a general circulation in each of London (which is expected to be the Financial Times) and in New York (which is expected to be The Wall Street Journal); or (ii) through the newswire service of Bloomberg, or any similar agency; and

(ii) send notice of the Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder to the address of such Holder appearing in the Security Register, which notice shall state:

(A) that a Change of Control has occurred, and the date it occurred;

(B) the circumstances and relevant facts regarding such Change of Control (including, but not limited to, applicable information with respect to pro forma income and capitalization after giving effect to the Change of Control);

(C) the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act and any applicable securities laws or regulations;

(D) that any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date unless the Change of Control Purchase Price is not paid;

(E) that any Note (or part thereof) not tendered shall continue to accrue interest; and

(F) any other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

(c) On the Change of Control Purchase Date, the Issuer shall, to the extent lawful:

(i) accept for payment all Notes or portions thereof (equal to $200,000 or an integral multiple of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

(d) The Paying Agent shall promptly mail to each Holder that has properly tendered its Notes pursuant to the Change of Control Offer an amount equal to the Change of Control Purchase Price for such Notes and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note or Notes equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in a principal amount of $200,000 or an integral multiple of $1,000 above such amount.

(e) If the Change of Control Purchase Date is on or after an interest Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender pursuant to the Change of Control Offer.

(f) The Issuer shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(g) The Issuer shall comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations (including those of The Netherlands) in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of such conflict.

Section 4.12. Additional Amounts.

(a) All payments that the Issuer makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor is organized or is a resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or any Guarantee or by or within any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or a Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, shall pay additional amounts in cash (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) Notwithstanding the foregoing, each of the Issuer and the Guarantors shall pay no Additional Amounts to a Holder or beneficial owner of any Note:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than a connection arising by reason of the acquisition, ownership, holding or disposition of Notes or by reason of the receipt of payments thereunder or under any Guarantee or the exercise or enforcement of rights under any Notes or this Indenture or under any Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally entitled to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes;

(iv) if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for whichever occurs later;

(vi) with respect to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement; and

(vii) with respect to any combination of the items listed above.

(c) The Issuer and the Guarantors shall also make such withholding or deduction of Taxes required by applicable law and remit the full amount of Taxes so deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws. The Issuer and the Guarantors shall make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Issuer and the Guarantors shall provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Issuer or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Issuer or such Guarantor.

(d) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer or such Guarantor shall deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders on the payment date. The Issuer shall promptly publish a notice in accordance with Section 13.02 stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

In addition, the Issuer or any Guarantor, as the case may be, shall pay (i) any present or future stamp, issue, registration, court, documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, registration or delivery of the Notes or any Guarantee or any other document or instrument referred to thereunder and (ii) any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes or any Guarantee and/or any other such document or instrument.

(e) The foregoing provisions shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity (as defined in Section 5.01(b)(i)) is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or any jurisdiction from or through which payment is made by such Surviving Entity.

(f) Whenever this Indenture or the Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall be deemed to include mention of the payment of Additional Amounts or indemnification payments as described hereunder, to the extent that in such context Additional Amounts or indemnification payments are, were or would be payable in respect thereof pursuant to this Section 4.12.

(g) The Issuer and the Guarantors, jointly and severally, shall indemnify and hold harmless the Holders, and, upon written request of any Holder, reimburse such Holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder in connection with payments made under or with respect to the Notes held by such Holder or any Guarantees; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement shall not be less than the net amount such Holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph (g) shall not extend to Taxes imposed for which the eligible Holder of the Notes would not have been eligible to receive payment of Additional Amounts hereunder or to the extent such Holder received Additional Amounts with respect to such payments.

Section 4.13. [Reserved].

Section 4.14. [Reserved].

Section 4.15. Limitation on Guarantees of Debt by Restricted Subsidiaries.

(a) The Issuer shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Debt of the Issuer (other than the Notes) or any Guarantor, unless:

(i) (A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to this Indenture providing for a Guarantee of payment of the Notes by such Restricted Subsidiary on senior subordinated basis; and

(B) with respect to any guarantee of Subordinated Debt by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Notes at least to the same extent as such Subordinated Debt is subordinated to the Notes; and

(ii) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

This paragraph (a) shall not be applicable to any guarantees of any Restricted Subsidiary:

(x) guaranteeing Debt under Credit Facilities of Restricted Subsidiaries permitted to be Incurred pursuant to Sections 4.06(a) and (b)(i) or existing on the date of this Indenture; or

(y) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

(b) Notwithstanding the foregoing, any Guarantee of the Notes will be automatically and unconditionally released and discharged upon:

(i) any sale, exchange or transfer of (i) the Capital Stock owned by the Issuer and its other Restricted Subsidiaries in such Subsidiary such that it is no longer a Restricted Subsidiary, or (ii) all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by this Indenture); or

(ii) with respect to any Guarantee created after the date of this Indenture, the release by the holders of the Issuer’s or the Guarantor’s Debt described in paragraph (a) above, of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee), at a time when:

(A) no other Debt of the Issuer or any Guarantor has been guaranteed by such Restricted Subsidiary; or

(B) the holders of all such other Debt that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Debt other than as a result of payment under such guarantee); or

(iii) the release of the Guarantees on the terms and conditions and in the circumstances described in Section 10.03.

Section 4.16. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(ii) pay any Debt owed to the Issuer or any other Restricted Subsidiary;

(iii) make loans or advances to the Issuer or any other Restricted Subsidiary; or

(iv) transfer any of its properties or assets to the Issuer or any other Restricted Subsidiary.

(b) The provisions of the covenant described in paragraph (a) above shall not apply to:

(i) encumbrances and restrictions imposed by the Notes, this Indenture, the Guarantees, the indentures governing the DGL Notes, the indentures governing the existing senior notes, the Senior Credit Facilities and the security documents related thereto;

(ii) any customary encumbrances or restrictions created under any agreements with respect to Debt of the Issuer or any Restricted Subsidiary permitted to be Incurred subsequent to the date of this Indenture pursuant to the provisions of Section 4.06, including encumbrances or restrictions imposed by Debt permitted to be Incurred under Credit Facilities or any guarantees thereof in accordance with such Section; provided (i) that such agreements do not prohibit the payment of interest with respect to the Notes or the Guarantees absent a default or event of default or failure to achieve or maintain a specified financial ratio under such agreement or (ii) will not, in the good faith judgment of the Issuer, be likely to materially adversely affect the ability of the Issuer to make principal and interest payments on the Notes when due;

(iii) encumbrances or restrictions contained in any agreement in effect on the date of this Indenture (other than an agreement described in another clause of this paragraph (b));

(iv) with respect to restrictions or encumbrances referred to in clause (a)(iv) above, encumbrances and restrictions: (A) that restrict in a customary manner the subletting, assignment or transfer of any properties or assets that are subject to a lease, license, conveyance or other similar agreement to which the Issuer or any Restricted Subsidiary is a party; and (B) contained in operating leases for real property and restricting only the transfer of such real property upon the occurrence and during the continuance of a default in the payment of rent;

(v) encumbrances or restrictions contained in any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in effect at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) encumbrances or restrictions contained in contracts for sales of Capital Stock or assets permitted by the provisions of Section 4.09 with respect to the assets or Capital Stock to be sold pursuant to such contract or in customary merger or acquisition agreements (or any option to enter into such contract) for the purchase or acquisition of Capital Stock or assets or any of the Issuer’s Subsidiaries by another Person;

(vii) with respect to restrictions or encumbrances referred to in clause (a)(iv) above, any customary encumbrances or restrictions pertaining to any asset or property subject to a Lien to the extent set forth in the security document governing such Lien;

(viii) encumbrances or restrictions imposed by applicable law or regulation or by governmental licenses, concessions, franchises or permits;

(ix) any encumbrances or restrictions existing under any agreement that extends, renews, amends, modifies, restates, supplements, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (b)(i), (ii), and (iii); provided that the terms and conditions of any such encumbrances or restrictions are not materially less favorable, taken as a whole, to the Holders than those under or pursuant to the agreement so extended, renewed, amended, modified, restated, supplemented, refunded, refinanced or replaced;

(x) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(xi) customary limitations on the distribution or disposition of assets or property in joint venture agreements entered into the ordinary course of business and in good faith;

(xii) in the case of clause (a)(iv) above, customary encumbrances or restrictions in connection with purchase money obligations, mortgage financings and Capitalized Lease Obligations for property acquired in the ordinary course of business; or

(xiii) any encumbrance or restriction arising by reason of customary non-assignment provisions in agreements.

Section 4.17. Designation of Unrestricted and Restricted Subsidiaries.

(a) The Issuer’s board of directors may designate any Subsidiary (including newly acquired or newly established Subsidiaries) to be an “Unrestricted Subsidiary” only if:

(i) no Default has occurred and is continuing at the time of or after giving effect to such designation;

(ii) the Issuer would be permitted to make an Investment at the time of designation (assuming the effectiveness of such designation) pursuant to Section 4.08(b) or as a Permitted Investment in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary (but excluding the amount of any investment therein that constituted a Restricted Payment when made);

(iii) neither the Issuer nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary unless the terms of such contract, arrangement, understanding or obligation comply with Section 4.10 had such Subsidiary been an Unrestricted Subsidiary at the entering into or incurring the same; and

(iv) such Subsidiary is not liable, directly or indirectly, with respect to any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any of the Issuer’s Debt or Debt of any Restricted Subsidiary.

(b) In the event of any such designation, the Issuer shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.08 or a Permitted Investment for all purposes of this Indenture in an amount equal to the Fair Market Value of the Issuer’s interest in such Subsidiary, but excluding the amount of any investment therein that constituted a Restricted Payment when made.

(c) Neither the Issuer nor any Restricted Subsidiary shall at any time:

(i) be directly or indirectly liable for any Debt of any Unrestricted Subsidiary, except to the extent permitted under Section 4.08 and Section 4.10; or

(ii) be directly or indirectly liable for any other Debt that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled Maturity) upon the occurrence of a default with respect to any other Debt that is Debt of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).

(d) The Issuer’s board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:

(i) no Default or Event of Default has occurred and is continuing at the time of or will occur and be continuing after giving effect to such designation; and

(ii) unless such redesignated Subsidiary shall not have any Debt outstanding (other than Debt that would be Permitted Debt), immediately before and after giving effect to such proposed designation, and after giving pro forma effect to the Incurrence of any such Debt of such redesignated Subsidiary as if such Debt was Incurred on the date of the redesignation, such Debt could be Incurred pursuant to Section 4.06.

(e) Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Issuer’s board of directors shall be evidenced to the Trustee by filing a resolution of the Issuer’s board of directors with the Trustee giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions, and giving the effective date of such designation. Any such filing with the Trustee must occur within 45 days after the end of the Issuer’s fiscal quarter in which such designation is made (or, in the case of a designation made during the last fiscal quarter of the Issuer’s fiscal year, within 90 days after the end of such fiscal year).

Section 4.18. Payment of Taxes and Other Claims. The Issuer shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Issuer or any such Subsidiary, (ii) the income or profits of any such Subsidiary that is a corporation or (iii) the property of the Issuer or any such Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Issuer or any such Subsidiary; provided that the Issuer shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

Section 4.19. [Reserved].

Section 4.20. [Reserved].

Section 4.21. Reports to Holders. So long as any Notes are outstanding, the Issuer shall furnish to the Trustee (who, at the Issuer’s expense, will furnish by mail to Holders and, upon request to the Trustee, prospective investors in the Notes):

(a) annual financial statements audited by an internationally recognized firm of independent public accountants within 120 days after the end of the Issuer’s fiscal year, and

(b) quarterly financial statements (including a balance sheet, income statement and cash flow statement for the fiscal quarter or quarters then ended and the corresponding fiscal quarter or quarters from the prior year) within 60 days of the end of each of the first three fiscal quarters of each fiscal year.

Such annual and quarterly financial statements will be prepared in accordance with IFRS and be accompanied by a management discussion and analysis of the results of operations and liquidity and capital resources of the Issuer and its Subsidiaries for the periods presented in a level of detail comparable to the management discussion and analysis of the results of operations and liquidity and capital resources of the Issuer and its Subsidiaries contained in the offering memorandum for the Notes dated February 19, 2013.

In addition, the Issuer shall furnish to Holders, prospective investors and securities analysts, upon the requests of such Holders, prospective investors or securities analysts, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Exchange Act by Persons who are not “affiliates” under the Securities Act.

The Issuer shall also (a) post to a secure website any reports delivered to the Trustee; or (b) make available copies of all reports furnished to the Trustee to an information agent that shall furnish the reports to the Holders, prospective investors and securities analysts upon request; provided that the Issuer shall be entitled to suspend compliance with its obligations under this sentence (i) if and so long as the Issuer files Exchange Act reports with the Commission or (ii) if the Issuer determines it must do so to comply with its obligations under applicable securities laws, including in connection with the issuance and sale or potential issuance and sale of securities.

Section 4.22. Further Instruments and Acts. Upon request of the Trustee (but without imposing any duty or obligation of any kind on the Trustee to make any such request), the Issuer and the Guarantors shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

ARTICLE FIVE

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01. Consolidation, Merger and Sale of Assets.

(a) The Issuer shall not, in a single transaction or through a series of transactions, consolidate or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of, or take any action pursuant to any resolution passed by the Issuer’s board of directors or shareholders with respect to a demerger or division pursuant to which the Issuer would dispose of, all or substantially all of the Issuer’s properties and assets to any other Person or Persons and the Issuer shall not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Issuer and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons.

(b) Paragraph (a) above shall not apply if:

(i) at the time of, and immediately after giving effect to, any such transaction or series of transactions, either (A) the Issuer shall be the continuing corporation or (B) the Person (if other than the Issuer) formed by or surviving any such consolidation or merger or to which such sale, assignment, conveyance, transfer, lease or disposition of all or substantially all the properties and assets of the Issuer and the Restricted Subsidiaries on a consolidated basis has been made (the “Surviving Entity”):

(x) shall be a corporation duly incorporated and validly existing under the laws of Jamaica, Bermuda, the Cayman Islands, Barbados, St. Lucia, Trinidad & Tobago, Aruba, Curaçao, St. Vincent & Grenadines, Grenada, the United States of America, any state thereof, or the District of Columbia, and

(y) shall expressly assume, by a supplemental indenture in form satisfactory to the Trustee, the Issuer’s obligations under the Notes and this Indenture, and the Notes and this Indenture shall remain in full force and effect as so supplemented;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any obligation of the Issuer or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Issuer or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter fiscal period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) could Incur at least $1.00 of additional Debt under the provisions of Section 4.06(a) or the Leverage Ratio for the Issuer (or the Surviving Entity if the Issuer is not the continuing obligor under this Indenture) would be lower than such ratio prior to such transaction;

(iv) any Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes;

(v) any of the Issuer’s or any Restricted Subsidiary’s property or assets would thereupon become subject to any Lien, the provisions of Section 4.07 are complied with; and

(vi) the Issuer or the Surviving Entity shall have delivered to the Trustee, in form and substance satisfactory to the Trustee, an Officers’ Certificate (attaching the computations to demonstrate compliance with clause (iii) above) and an opinion of independent counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied and that this Indenture and the Notes constitute legal, valid and binding obligations of the continuing Person, enforceable in accordance with their terms.

(c) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.09) shall not, and the Issuer shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

(i) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made shall be a corporation duly incorporated and validly existing under the laws of Jamaica, Bermuda, Cayman Islands, Barbados, St. Lucia, Trinidad & Tobago, Aruba, Curaçao, St. Vincent & Grenadines, Grenada, the United States of America, any state thereof, or the District of Columbia;

(ii) the entity expressly assumes by a supplemental indenture in form satisfactory to the Trustee all of the obligations of the Guarantor under the Guarantee, and this Indenture and the Guarantee and this Indenture shall remain in full force and effect as so supplemented;

(iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the provisions of Sections 5.01(b)(ii) and (iii).

(d) The Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, but, in the case of a lease of all or substantially all of the Issuer’s assets, the Issuer shall not be released from the obligation to pay the principal of, premium, if any, and interest, on the Notes.

(e) Nothing in this Indenture shall prevent (i) any Wholly Owned Restricted Subsidiary that is not a Guarantor from consolidating with, merging into or transferring all or substantially all of its properties and assets to the Issuer or any other Wholly Owned Restricted Subsidiary, or (ii) any Guarantor from merging into or transferring all or part of its properties and assets to the Issuer or another Guarantor.

The Issuer will publish a notice of any consolidation, merger or sale of assets described above in accordance with Section 13.02.

Section 5.02. Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Issuer in accordance with Section 5.01 of this Indenture, any Surviving Entity formed by such consolidation or into which the Issuer is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Surviving Entity had been named as the Issuer herein; provided that the Issuer shall not be released from its obligation to pay the principal of, premium, if any, or interest and Additional Amounts, if any, on the Notes in the case of a lease of all or substantially all of its property and assets.

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) “Event of Default”, wherever used herein, means any of the following events:

(i) default for 30 days in the payment when due of any interest or any Additional Amounts on any Note (whether or not prohibited by the subordination provisions of this Indenture, or any intercreditor agreement permitted thereby);

(ii) default in the payment of the principal of or premium, if any, on any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise) whether or not prohibited by the subordination provisions of this Indenture, or any intercreditor agreement permitted thereby;

(iii) failure to comply with the provisions of Article Five;

(iv) failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of Section 4.09;

(v) failure to make or consummate a Change of Control Offer in accordance with the provisions of Section 4.11;

(vi) failure to comply with any covenant or agreement of the Issuer or of any Restricted Subsidiary that is contained in this Indenture or any Guarantees (other than specified in clause (i), (ii), (iii), (iv) or (v) above) and such failure continues for a period of 60 days or more after the written notice specified in Section 6.02;

(vii) default under the terms of any instrument evidencing or securing the Debt of the Issuer, any Guarantor or any Significant Subsidiary having an outstanding principal amount in excess of $50.0 million individually or in the aggregate, if that default: (x) results in the acceleration of the payment of such Debt or (y) is caused by the failure to pay such Debt at final Maturity thereof after giving effect to the expiration of any applicable grace periods and other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or the Maturity of such Debt has not been extended, and in either case the total amount of such Debt unpaid or accelerated exceeds $50.0 million or its equivalent at the time;

(viii) any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or enforceable in accordance with its terms (other than as provided for in this Indenture or any Guarantee);

(ix) one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Issuer, any Guarantor or any Significant Subsidiary, either individually or in an aggregate amount, in excess of $50.0 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 30 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect; and

(x) the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Issuer or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging the Issuer or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Issuer or any Significant Subsidiary or of any substantial part of their respective properties or ordering the winding up or liquidation of their affairs, and any such decree, order or appointment pursuant to any Bankruptcy Law for relief shall continue to be in effect, or any such other decree, appointment or order shall be unstayed and in effect, for a period of 100 consecutive days; or

(xi) (A) the Issuer or any Significant Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer or consent seeking reorganization or relief under any applicable Bankruptcy Law, (B) the Issuer or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Issuer or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) the Issuer or any Significant Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Issuer or such Significant Subsidiary or of any substantial part of their respective properties, (y) makes an assignment for the benefit of creditors or (z) admits in writing its inability to pay its debts generally as they become due.

(b) If a Default or an Event of Default occurs and is continuing and is actually known to the Trustee, the Trustee shall mail to each Holder notice of the Default or Event of Default within 15 Business Days after its occurrence by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event, notice or other action, its status and what action the Issuer is taking or proposes to take with respect thereto. Except in the case of a Default or an Event of Default in payment of principal or, premium, if any, on the Notes or interest, if any, or Additional Amounts, if any, on any Note, the Trustee may withhold the notice to the Holders if and so long as a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 6.02. Acceleration.

(a) If an Event of Default (other than as specified in Section 6.01(a)(x) or (xi) with respect to the Issuer) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer (and to the Trustee if such notice is given by the Holders) may, and the Trustee, upon the written request of such Holders, shall, declare the principal of, premium, if any, and any Additional Amounts and accrued interest on all of the outstanding Notes immediately due and payable, and upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable.

(b) If an Event of Default specified in Section 6.01(a)(x) or (xi) occurs and is continuing with respect to the Issuer, then the principal of, premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(c) At any time after a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Issuer and the Trustee, may rescind such declaration and its consequences if:

(i) the Issuer has paid or deposited with the Trustee a sum sufficient to pay:

(A) all overdue interest and Additional Amounts on all Notes then outstanding;

(B) all unpaid principal of and premium, if any, on any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes;

(C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes; and

(D) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(iii) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, and any Additional Amounts and interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in Section 6.04.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name and as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders in respect of which such judgment has been recovered.

Section 6.04. Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all the Notes, waive any past Default hereunder and its consequences, except a Default:

(a) in the payment of the principal of, premium, if any, and Additional Amounts or interest on any Note; or

(b) in respect of a covenant or provision hereof which under Article Nine cannot be modified or amended without the consent of the Holder of each Note outstanding.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05. Control by Majority. The Holders of a majority in aggregate principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee under this Indenture; provided that:

(a) the Trustee may refuse to follow any direction that conflicts with law, this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction;

(b) the Trustee may refuse to follow any direction that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; and

(c) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06. Limitation on Suits. No Holder has any right to institute any proceedings with respect to this Indenture or any remedy thereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made a written request, and offered reasonable indemnity or security, to the Trustee to institute such proceeding as Trustee under the Notes and this Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee within such 30-day period has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, and Additional Amounts or interest on such Note on or after the respective due dates expressed in such Note.

A Holder may not use this Indenture to prejudice the rights of any other Holder or to obtain a preference or priority over another Holder.

Section 6.07. Unconditional Right of Holders To Receive Payment. Subject to the provisions of Section 10.01(d), but notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, Additional Amounts, if any, and interest, if any, on the Notes held by such Holder, on or after the respective due dates expressed in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08. Collection Suit by Trustee.

(a) The Issuer covenants that if default is made in the payment of:

(i) any installment of interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or

(ii) the principal of (or premium, if any, on) any Note at the Maturity thereof, the Issuer shall, upon demand of the Trustee, pay to the Trustee for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any), Additional Amounts, if any and interest, and interest on any overdue principal (and premium, if any) and Additional Amounts, if any and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installment of interest, at the rate borne by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the amounts provided for in Section 7.07 and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

(b) If the Issuer fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Issuer or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Issuer or any other obligor upon the Notes, wherever situated.

Section 6.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07) and the Holders allowed in any judicial proceedings relative to the Issuer or any Guarantor, their creditors or their property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders at their direction in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.07.

Nothing herein contained shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10. Application of Money Collected. If the Trustee collects any money or property pursuant to this Article Six, it shall pay out the money or property in the following order:

FIRST: to the Trustee for amounts due under Section 7.07;

SECOND: to Holders for amounts due and unpaid on the Notes for principal of, premium, if any, interest, if any, and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, and Additional Amounts, if any, respectively; and

THIRD: to the Issuer, any Guarantor or any other obligors of the Notes, as their interests may appear, or as a court of competent jurisdiction may direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 30 days before such record date, the Issuer shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid. This Section 6.10 is subject at all times to the provisions set forth in Section 11.02.

Section 6.11. Undertaking for Costs. A court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in the suit of an undertaking to pay the costs of such suit, and such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes or to any suit by any Holder pursuant to Section 6.07.

Section 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, any Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.14. Delay or Omission not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article Six or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.15. Record Date. The Issuer may set a record date for purposes of determining the identity of Holders entitled to vote or to consent to any action by vote or consent authorized or permitted by Sections 6.04, 6.05 and 12.04. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.05 prior to such solicitation.

Section 6.16. Waiver of Stay or Extension Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE SEVEN

TRUSTEE

Section 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing of which a Trust Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(b) Except during the continuance of an Event of Default of which a Trust Officer of the Trustee has actual knowledge: (i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no others and no implied covenants or obligations shall be read into this Indenture against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. In the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine same to determine whether they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein);

(c) The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02 or 6.05;

(d) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer or the Guarantors. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law;

(e) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity or security against such risk or liability is not reasonably assured to it; and

(f) Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.01.

Section 7.02. Certain Rights of Trustee.

(a) Subject to Section 7.01:

(i) the Trustee may rely conclusively, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument,

opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper person;

(ii) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both, which shall conform to Section 13.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion;

(iii) the Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder;

(iv) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction;

(v) the Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers;

(vi) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate;

(vii) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer personally or by agent or attorney and shall not incur any additional liability or assume any additional obligations by reason of such further inquiry or investigation;

(viii) the Trustee shall not be required to give any bond or surety with respect to the performance of its duties or the exercise of its powers under this Indenture;

(ix) in the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders, each representing less than a majority in aggregate principal amount of the Notes then outstanding, pursuant to the provisions of this Indenture, the Trustee, in its sole discretion, may determine what action, if any, will be taken;

(x) (x) the permissive right of the Trustee to take the actions permitted by this Indenture will not be construed as an obligation or duty to do so;

(xi) delivery of reports, information and documents to the Trustee under Section 4.21 is for informational purposes only and the Trustee’s receipt of the foregoing will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates);

(xii) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and will be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

(xiii) the Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel will, subject to Section 7.01(c), be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon; and

(xiv) the Trustee shall not be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(b) The Trustee may request that the Issuer deliver an Officer’s Certificate setting forth the names of the individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

Section 7.03. Individual Rights of Trustee. The Trustee, any Paying Agent, any Registrar or any other agent of the Issuer or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuer with the same rights it would have if it were not Trustee, Paying Agent, Registrar or such other agent.

Section 7.04. Trustee’s Disclaimer. The recitals contained herein and in the Notes, except for the Trustee’s certificates of authentication, shall be taken as the statements of the Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture and to authenticate the Notes. The Trustee shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture nor shall it be responsible for the use or application of any money received by any Paying Agent other than the Trustee.

Section 7.05. [Reserved].

Section 7.06. Reports by Trustee to Holders. Within 60 days after June 15 of each year commencing with the first June 15 after the Issue Date, the Trustee shall transmit to the Holders, in the manner and to the extent provided in TIA Section 313(c), a brief report dated as of such June 15, if required by TIA Section 313(a). The Trustee also shall comply with TIA Sections 313(b) and (c).

The Issuer shall promptly notify the Trustee whenever the Notes become listed on any securities exchange and of any delisting thereof and the Trustee shall file the above described report with each stock exchange upon which the Notes are listed.

Section 7.07. Compensation and Indemnity. The Issuer, failing which the Guarantors, shall pay to the Trustee such compensation as shall be agreed in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer, failing which the Guarantors, shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances or expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements, advances and expenses of the Trustee’s agents and counsel.

The Issuer, failing which the Guarantors, shall indemnify the Trustee against any and all loss, liability or expense (including attorneys’ fees and expenses) incurred by it without willful misconduct or negligence on its part arising out of or in connection with the administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer and the Guarantors (including this Section 7.07) and defending itself against any claim, whether asserted by the Issuer, the Guarantors, any Holder or any other Person, or liability in connection with the execution and performance of any of its powers and duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer or any Guarantor of its obligations hereunder. The Issuer shall, at the Trustee’s sole discretion, defend the claim and the Trustee shall reasonably cooperate and may participate at the Issuer’s expense in such defense. Alternatively, the Trustee may at its option have separate counsel of its own choosing and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent may not be unreasonably withheld. The Issuer shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith.

To secure the Issuer’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, premium, if any, and interest on particular Notes. Such lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(a)(x) or (xi) with respect to the Issuer, the Guarantors, or any Restricted Subsidiary, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

The Issuer’s obligations under this Section 7.07 and any claim or lien arising hereunder shall survive the resignation or removal of any Trustee, the satisfaction and discharge of the Issuer’s obligations pursuant to Article Eight and any rejection or termination under any Bankruptcy Law, and the termination of this Indenture.

Section 7.08. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

The Trustee may resign at any time by so notifying the Issuer. The Holders of a majority in outstanding principal amount of the outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer.

The Issuer shall remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged bankrupt or insolvent;

(c) a receiver or other public officer takes charge of the Trustee or its property; or

(d) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer. If the successor Trustee does not deliver its written acceptance required by the next succeeding paragraph of this Section 7.08 within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of a majority in principal amount of the outstanding Notes may, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided that all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer or the Holders of at least 25% in outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuer.

If the Trustee fails to comply with Section 7.10, any Holder who has been a bona fide Holder of a Note for at least six months may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.08, the Issuer’s and the Guarantors’ obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09. Successor Trustee by Merger. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article Seven, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes. In case at that time any of the Notes shall not have been authenticated, any successor Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor Trustee. In all such cases such certificates shall have the full force and effect which this Indenture provides for the certificate of authentication of the Trustee shall have; provided that the right to adopt the certificate of authentication of any predecessor Trustee or to authenticate Notes in the name of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 7.10. Eligibility; Disqualification. The Trustee shall at all times satisfy the requirements of TIA Section 310(a)(1) and (5). The Trustee shall have a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly controlling, controlled by, or under common control with such obligor shall serve as trustee upon the Notes. The Trustee shall comply with TIA Section 310(b); provided that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other notes of the Issuer are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

Section 7.11. Preferential Collection of Claims Against Issuer. The Trustee shall comply with TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b). A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12. Appointment of Co-Trustee.

(a) It is the purpose of this Indenture that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as trustee in such jurisdiction. It is recognized that in case of litigation under this Indenture, and in particular in case of the enforcement thereof on default, or in the case the Trustee deems that by reason of any present or future law of any jurisdiction it may not exercise any of the powers, rights or remedies herein granted to the Trustee or hold title to the properties, in trust, as herein granted or take any action which may be desirable or necessary in connection therewith, it may be necessary that the Trustee appoint an individual or institution as a separate or co-trustee. The following provisions of this Section 7.12 are adopted to these ends.

(b) In the event that the Trustee appoints an additional individual or institution as a separate or co-trustee, each and every remedy, power, right, claim, demand, cause of action, immunity, estate, title, interest and lien expressed or intended by this Indenture to be exercised by or vested in or conveyed to the Trustee with respect thereto shall be exercisable by and vest in such separate or co-trustee but only to the extent necessary to enable such separate or co-trustee to exercise such powers, rights and remedies, and only to the extent that the Trustee by the laws of any jurisdiction is incapable of exercising such powers, rights and remedies, and every covenant and obligation necessary to the exercise thereof by such separate or co-trustee shall run to and be enforceable by either of them.

(c) Should any instrument in writing from the Issuer be required by the separate or co-trustee so appointed by the Trustee for more fully and certainly vesting in and confirming to him or it such properties, rights, powers, trusts, duties and obligations, any and all such instruments in writing shall to the extent permitted by the laws of The Netherlands, on request, be executed, acknowledged and delivered by the Issuer; provided that if an Event of Default shall have occurred and be continuing, if the Issuer does not execute any such instrument within 15 days after request therefor, the Trustee shall be empowered as an attorney-in-fact for the Issuer to execute any such instrument in the Issuer’s name and stead. In case any separate or co-trustee or a successor to either shall die, become incapable or acting, resign or be removed, all the estates, properties, rights, powers, trusts, duties and obligations of such separate or co-trustee, so far as permitted by law, shall vest in and be exercised by the Trustee until the appointment of a new trustee or successor to such separate or co-trustee.

(d) Each separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i) all rights and powers, conferred or imposed upon the Trustee shall be conferred or imposed upon and may be exercised or performed by such separate trustee or co-trustee; and

(ii) no trustee hereunder shall be liable by reason of any act or omission of any other trustee hereunder.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Article Seven.

(f) Any separate trustee or co-trustee may at any time appoint the Trustee as its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successors trustee.

ARTICLE EIGHT

DEFEASANCE; SATISFACTION AND DISCHARGE

Section 8.01. Issuer’s Option To Effect Defeasance or Covenant Defeasance. The Issuer may, at its option by a resolution of its board of directors, at any time, with respect to the Notes, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article Eight.

Section 8.02. Defeasance and Discharge. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and Guarantors shall be deemed to have been discharged from their obligations with respect to the Notes on the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Legal Defeasance”). For this purpose, such Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes and to have satisfied all its other obligations under the Notes and this Indenture (and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive, solely from the trust fund described in Section 8.08 and as more fully set forth in such Section, payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (b) the provisions set forth at Section 8.06 below, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuer’s and the Guarantors’ obligations in connection therewith and (d) this Section 8.02. Subject to compliance with this Article Eight, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 below with respect to the Notes. If the Issuer exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

If the Issuer exercises its Legal Defeasance option, each Guarantor, if any, shall be released from all its obligations under its Guarantee, and the Trustee shall execute a release of such Guarantee.

Section 8.03. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and Guarantors shall be released from their obligations under any covenant contained in Sections 4.04 through 4.11, 4.13 through 4.17, 4.19 through 4.21, and 5.01 with respect to the Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby.

Section 8.04. Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Issuer must irrevocably deposit or cause to be deposited in trust with the Trustee, for the benefit of the Holders, cash in dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest, on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must (i) specify whether the Notes are being defeased to Maturity or to a particular redemption date; and (ii) if applicable, have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes of such principal, premium, if any, or interest;

(b) in the case of an election under Section 8.02, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee stating that (x) the Issuer has received from, or there has been published by, the US Internal Revenue Service a ruling, or (y) since the date of this Indenture, there has been a change in applicable US federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Legal Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03, the Issuer must have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for US federal income tax purposes as a result of such Covenant Defeasance and will be subject to US federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(e) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest as defined in this Indenture and for purposes of the Trust Indenture Act with respect to any of the Issuer’s securities;

(f) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), this Indenture or any material agreement or instrument to which the Issuer or any Restricted Subsidiary is a party or by which the Issuer or any Restricted Subsidiary is bound;

(g) such Legal Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the US Investment Company Act of 1940 unless such trust shall be registered under such Act or exempt from registration thereunder;

(h) the Issuer must have delivered to the Trustee an opinion of independent counsel in the country of the Issuer’s incorporation to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following a period of time after the deposit set forth in such opinion, the trust funds shall not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(i) the Issuer must have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others, or removing assets beyond the reach of the relevant creditors or increasing debts of the Issuer to the detriment of the relevant creditors; and

(j) the Issuer must have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due because of any acceleration occurring after an Event of Default, then the Issuer and the Guarantors will remain liable for such payments.

Section 8.05. Satisfaction and Discharge of Indenture. This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided under Section 2.06) when:

(a) the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in dollars or U.S. Government Obligations sufficient to pay and discharge the entire Debt on such Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of Notes at Maturity or on the Redemption Date, as the case may be and either:

(i) all the Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in Section 8.07) have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the mailing of a notice of redemption or otherwise), (y) will become due and payable at Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b) the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that:

(i) all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, this Indenture or any other agreement or instrument to which the Issuer or any Subsidiary is a party or by which the Issuer or any Subsidiary is bound.

Section 8.06. Survival of Certain Obligations. Notwithstanding Sections 8.01 and 8.03, any obligations of the Issuer and the Guarantors in Sections 2.02 through 2.14, 6.07, 7.07 and 7.08 shall survive until the Notes have been paid in full. Thereafter, any obligations of the Issuer and the Guarantors in Section 7.07 shall survive such satisfaction and discharge. Nothing contained in this Article Eight shall abrogate any of the obligations or duties of the Trustee under this Indenture.

Section 8.07. Acknowledgment of Discharge by Trustee. Subject to Section 8.09, after the conditions of Section 8.02 or 8.03 have been satisfied, the Trustee upon written request shall acknowledge in writing the discharge of all of the Issuer’s and Guarantor’s obligations under this Indenture except for those surviving obligations specified in this Article Eight.

Section 8.08. Application of Trust Money. Subject to Section 8.09, the Trustee shall hold in trust cash in dollars or U.S. Government Obligations deposited with it pursuant to this Article Eight. It shall apply the deposited cash or U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of, premium, if any, interest, and Additional Amounts, if any, on the Notes; but such money need not be segregated from other funds except to the extent required by law.

Section 8.09. Repayment to Issuer. Subject to Sections 7.07, and 8.01 through 8.04, the Trustee and the Paying Agent shall promptly pay to the Issuer upon request set forth in an Officer’s Certificate any excess money held by them at any time and thereupon shall be relieved from all liability with respect to such money. The Trustee and the Paying Agent shall pay to the Issuer upon request any money held by them for the payment of principal, premium, if any, interest or Additional Amounts, if any, that remains unclaimed for two years; provided that the Trustee or Paying Agent before being required to make any payment may cause to be published (a) in the Financial Times and The Wall Street Journal or another leading newspaper in each of London, England and New York, New York, as the case may be, and (b) through the newswire service of Bloomberg or any similar agency or mail to each Holder entitled to such money at such Holder’s address (as set forth in the Security Register) notice that such money remains unclaimed and that after a date specified therein (which shall be at least 30 days from the date of such publication or mailing) any unclaimed balance of such money then remaining will be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look to the Issuer for payment as general creditors unless an applicable law designates another Person, and all liability of the Trustee and such Paying Agent with respect to such money shall cease.

Section 8.10. Indemnity for Government Securities. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal, premium, if any, interest, if any, and Additional Amounts, if any, received on such U.S. Government Obligations.

Section 8.11. Reinstatement. If the Trustee or Paying Agent is unable to apply cash in dollars or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and the Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or any such Paying Agent is permitted to apply all such cash or U.S. Government Securities in accordance with this Article Eight; provided that, if the Issuer has made any payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any, on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE

AMENDMENTS AND WAIVERS

Section 9.01. Without Consent of Holders. The Issuer, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement this Indenture, any Guarantee or the Notes without notice to or consent of any Holder:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in this Indenture and in the Notes in accordance with Article Five;

(ii) to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in this Indenture, in the Notes or in any Guarantees;

(iii) to cure any ambiguity, or to correct or supplement any provision in this Indenture, the Notes or any Guarantees that may be defective or inconsistent with any other provision in this Indenture, the Notes or any Guarantees or make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantees; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv) to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in this Indenture to add a Guarantor or other guarantor under this Indenture;

(v) to evidence and provide the acceptance of the appointment of a successor Trustee under this Indenture;

(vi) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to this Indenture or otherwise;

(vii) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in this Indenture;

(viii) to conform any provision to the “Description of the Notes” section of the offering memorandum relating to the initial issuance of the Notes dated February 19, 2013.

Section 9.02. With Consent of Holders.

(a) Except as provided in Section 9.02(b) below and Section 6.04 and without prejudice to Section 9.01, the Issuer, the Guarantors and the Trustee may:

(i) modify, amend or supplement this Indenture or the Notes, or

(ii) waive compliance by the Issuer with any provision of this Indenture or the Notes, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(b) Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 and an amendment, modification or supplement pursuant to Section 9.01, may:

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date);

(v) after the occurrence of an Asset Sale requiring the making of an Excess Proceeds Offer or a Change of Control, amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.09 or the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.11, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(vi) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of this Indenture;

(vii) modify any of the provisions of this Article Nine relating to the waiver of certain covenants, except to increase the percentage of outstanding

Notes required for such actions or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(viii) except as otherwise permitted under Article Five, consent to the assignment or transfer by the Issuer of any of the Issuer’s rights or obligations under this Indenture;

(ix) release any Guarantees except in compliance with the terms of this Indenture;

(x) make any change to any provisions of this Indenture affecting the ranking or subordination provisions of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi) make any change in Section 4.12 that adversely affects the rights of any Holder or amend the terms of the Notes or this Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

Section 9.03. Amendments to Subordination Provisions and Intercreditor Agreements.

(a) Each Guarantor agrees, and each Holder by accepting a Note agrees, that the provisions of this Section 9.03 are for the benefit of and enforceable by the holders of Senior Debt from time to time of such Guarantor.

(b) Notwithstanding Section 9.01 and Section 9.02, no amendment, modification or supplement may be made to this Indenture without the prior written consent of the Senior Agent:

(i) if to do so would cause the subordination provisions of Section 10.01(d), Section 10.03 and Article Eleven hereof to change such that the interests of any of the holders or Senior Debt or the ranking and/or subordination arrangements provided for in such Section 10.01(d), Section 10.03 and Article Eleven are likely to be adversely affected.

(ii) Each Guarantor and each Holder by accepting a Note agrees not to amend or modify or permit to exist any default provision hereunder to provide for a “cross-default” rather than a crossacceleration to any Senior Debt.

(c) The Issuer, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), any Guarantor and the Trustee may, without notice to or consent of any Holder, enter into any intercreditor agreement or deed to give effect to the ranking and subordination provisions in Section 10.01(d), Section 10.03 and Article Eleven hereof for the benefit of any holders of Designated Senior Debt of any Guarantor. Each Holder, by accepting its Note, shall be deemed to have:

(i) appointed and authorized the Trustee to give effect to such subordination provisions;

(ii) authorized the Trustee to become a party to any future intercreditor arrangements;

(iii) agreed to be bound by such subordination provisions and the provisions of any future intercreditor arrangements that do not materially adversely affect the rights of Holders; and

(iv) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such subordination provisions and the provisions of any future intercreditor arrangements.

Section 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article Nine, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.05. Notation on or Exchange of Notes. If an amendment, modification or supplement changes the terms of a Note, the Issuer or Trustee may require the Holder to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note and on any Note subsequently authenticated regarding the changed terms and return it to the Holder. Alternatively, if the Issuer so determines, the Issuer in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment, modification or supplement.

Section 9.06. Payment for Consent. None of the Issuer, the Guarantors or any Affiliate of the Issuer or the Guarantors shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver, amendment, modification or supplement of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend, modify or supplement in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Section 9.07. Notice of Amendment or Waiver. Promptly after the execution by the Issuer and the Trustee of any supplemental indenture or waiver pursuant to the provisions of Section 9.02, the Issuer shall give notice thereof to the Holders of each outstanding Note affected, in the manner provided for in Section 13.02(b), setting forth in general terms the substance of such supplemental indenture or waiver.

Section 9.08. Trustee To Sign Amendments; Etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant and adopted in accordance with this Article Nine; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, if requested, an indemnity or security reasonably satisfactory to it and to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article Nine is authorized or permitted by this Indenture. Such Opinion of Counsel shall be an expense of the Issuer.

ARTICLE TEN

GUARANTEE

Section 10.01. Notes Guarantees.

(a) Each Guarantor hereby fully and, subject to the limitations on the effectiveness and enforceability set forth in Section 10.04, unconditionally guarantees, on an unsecured, senior subordinated, joint and several basis, in each case to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuer under this Indenture and the Notes (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with this Indenture, in accordance with the terms of this Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantors further agree that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from the Guarantors and that the Guarantors will remain bound under this Article Ten notwithstanding any extension or renewal of any Obligation. All payments under each Guarantee will be made in dollars.

(b) The Guarantors hereby agree that their obligations hereunder shall be as if they were each principal debtor and not merely surety, unaffected by, and irrespective of, any invalidity, irregularity or unenforceability of any Note or this Indenture, any failure to enforce the provisions of any Note or this Indenture, any waiver, modification or indulgence granted to the Issuer with respect thereto by the Holders or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor (except payment in full); provided that, notwithstanding the foregoing, no such waiver, modification, indulgence or circumstance shall without the written consent of the Guarantors increase the principal amount of a Note or the interest rate thereon or change the currency of payment with respect to any Note, or alter the Stated Maturity thereof. The Guarantors hereby waive diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require that the Trustee pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under a Guarantee (including, for the avoidance of doubt, any right which a Guarantor may have to require the seizure and sale of the assets of the Issuer to satisfy the outstanding principal of, interest on or any other amount payable under each Note prior to recourse against such Guarantor or its assets), protest or notice with respect to any Note or the Debt evidenced thereby and all demands whatsoever, and each covenant that their Guarantee will not be discharged with respect to any Note except by payment in full of the principal thereof and interest thereon or as otherwise provided in this Indenture, including Section 10.04. If at any time any payment of principal of, premium, if any, interest, if any, or Additional Amounts, if any, on such Note is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer, the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as of the date of such rescission, restoration or returns as though such payment had become due but had not been made at such times.

(c) The Guarantors also agree to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) Each Guarantor agrees and each Holder by accepting a Note agrees, for the benefit of the holders of Senior Debt from time to time of such Guarantor, that prior to the date upon which any Senior Debt of a Guarantor has been unconditionally discharged in full, the obligations of such Guarantor under its Guarantee may not become due, and the Holders and the Trustee may not take any Enforcement Action against such Guarantor without the prior consent of the applicable Senior Agent or Agents unless:

(i) an Event of Default specified in Section 6.01(a)(x) or (xi) has occurred in relation to such Guarantor; or

(ii) the holders of Designated Senior Debt have taken any Enforcement Action in relation to such Guarantor; or

(iii) a Default has occurred under the Notes; and

(A) the Holders or the Trustee has notified the applicable Senior Agents;

(B) a period of not less than 90 days (in the case of a payment default) or 179 days (in the case of a non-payment default) has passed from the date the applicable Senior Agents were first notified of the Default (a “Standstill Period”); and

(C) at the end of the Standstill Period, the Default is continuing and has not been waived by the Holders.

Section 10.02. Subrogation.

(a) Each Guarantor shall be subrogated to all rights of the Holders against the Issuer in respect of any amounts paid to such Holders by such Guarantor pursuant to the provisions of its Guarantee.

(b) The Guarantors agree that they shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations. The Guarantors further agree that, as between them, on the one hand, and the Holders and the Trustee, on the other hand, (x) the Maturity of the Obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Guarantees herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Obligations as provided in Section 6.02, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purposes of this Section 10.02 subject to Sections 10.01(c) and (d) above.

Section 10.03. Release of Subsidiary Guarantees. Each Guarantor agrees, and each Holder by accepting a Note agrees, that the provisions of this Section 10.03 are for the benefit of and enforceable by the holders of Senior Debt of such Guarantor.

A Guarantee (and any Guarantee provided pursuant to Section 4.15) shall be automatically and unconditionally released and the Guarantor that granted such Guarantee shall be automatically and unconditionally released from its obligations and liabilities thereunder and hereunder:

(a) in the event that all of the Capital Stock of such Guarantor is sold pursuant to an enforcement of the Banks’ security over the Capital Stock of such Guarantor under the applicable security agreements securing obligations under the Senior Credit Facilities, immediately upon such sale of Capital Stock unless such sale is to the Banks, in which case such Guarantee will be automatically and unconditionally released only in the event that such Banks subsequently sell the Capital Stock of such Guarantor provided that, in either case, such Guarantor is simultaneously, irrevocably and unconditionally released (and such obligations are not assumed by the buyer or an affiliate of the buyer) from all claims with respect to its obligations under, or in respect of, the Senior Credit Facilities and Subordinated Debt;

(b) upon Legal Defeasance under Section 8.02, Covenant Defeasance under Section 8.03 or satisfaction and discharge under Section 8.05;

(c) upon designation of such Guarantor as an Unrestricted Subsidiary in accordance with this Indenture; or

(d) in connection with any sale, transfer, conveyance or other disposition of the Capital Stock of a Guarantor such that it ceases to be a Restricted Subsidiary.

Section 10.04. Limitation and Effectiveness of Guarantees. Each Guarantee is limited to (i) an amount not to exceed the maximum amount that can be guaranteed by the Guarantor that gave such Guarantee without rendering such Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally or (ii) the maximum amount otherwise permitted by law.

Section 10.05. Notation Not Required. Neither the Issuer nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof.

Section 10.06. Successors and Assigns. This Article Ten shall be binding upon the Guarantors and each of their successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assigns, all subject to the terms and conditions of this Indenture.

Section 10.07. No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article Ten shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and are not exclusive of any other rights, remedies or benefits which either may have under this Article Ten at law, in equity, by statute or otherwise.

Section 10.08. Modification. No modification, amendment or waiver of any provision of this Article Ten, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstance.

ARTICLE ELEVEN

SUBORDINATION

Section 11.01. Agreement To Subordinate. Each Guarantor agrees, and each Holder by accepting a Note agrees, that all obligations and payments pursuant to the Guarantee made by or on behalf of such Guarantor are subordinated to the extent and in the manner provided in this Article Eleven to all existing and future obligations of such Guarantor under the Senior Debt of such Guarantor and that such subordination is for the benefit of and enforceable by the holders of Senior Debt of such Guarantor. Each Guarantee shall in all respects rank senior in right of payment to any future Subordinated Debt of the Guarantor that made such Guarantee.

Section 11.02. Liquidation, Dissolution, Bankruptcy.

(a) The holders of Senior Debt of each Guarantor will be entitled to receive payment in full in cash of all obligations in respect of such Senior Debt (including interest after the commencement of any proceedings at the rate specified in the applicable Senior Debt whether or not such interest is allowed or allowable in any such proceeding against such Guarantor under applicable Bankruptcy Law) before the Holders of Notes will be entitled to receive any payment with respect to the Guarantee of such Guarantor (including, without limitation, as a result of redemption, purchase or other acquisition) with respect to its Guarantee (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described in Section 8.04), in the event of any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the assets of any kind or character or the proceeds thereof to creditors of such Guarantor in any:

(i) liquidation or dissolution of such Guarantor;

(ii) insolvency, bankruptcy, reorganization, composition, receivership, administration, voluntary arrangement or similar proceeding relating to such Guarantor or its property;

(iii) assignment for the benefit of the creditors of such Guarantor; or

(iv) marshaling of such Guarantor’s assets and liabilities.

(b) Notwithstanding the foregoing, any payment or distribution of any kind or character (other than Permitted Junior Securities and payments made from the defeasance trust described in Section 8.04) and all and any rights in respect thereof, whether in cash, securities or other property which is payable or deliverable upon or with respect to the Guarantee owed by a Guarantor, or any part thereof, by a liquidator, administrator or receiver (or the equivalent thereof) of such Guarantor (“rights”) made to or paid to, or received by the Trustee or any Holder, or to which any of the Trustee or any Holder are entitled, in each case before all amounts with respect to the Senior Debt of such Guarantor are paid in full shall be held in trust by the Trustee and/or the Holder, as the case may be, for the holders of Senior Debt of such Guarantor and shall forthwith be paid or, as the case may be, transferred or assigned to the applicable Senior Agent or any other proper representative of the holders of the relevant Senior Debt.

(c) If the trust referred to in paragraph (b) above fails or cannot be given effect to, or the Trustee (and any agent or trustee on its behalf) receives and retains any such payment or distribution (and has actual knowledge that such payment or distribution was so prohibited) or the Issuer, will pay over such rights in the form received to the Senior Agent or any other proper representative of the holders of the relevant Senior Debt to be applied against the relevant Senior Debt (after taking into account any concurrent payment or distribution being made to the holders of such Senior Debt).

Section 11.03. Payment Blockage. Each Guarantor agrees that it shall not make any payment in respect of its Guarantee (except in Permitted Junior Securities or from the trust (if any) described in Section 8.04) if:

(a) a payment default on Designated Senior Debt of such Guarantor has occurred and is continuing beyond any applicable grace period; or

(b) any other default occurs and is continuing on any Designated Senior Debt of such Guarantor that permits the holders of that Designated Senior Debt to accelerate its Maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Issuer or the holders of such Designated Senior Debt.

Payments on any such Guarantee of a Guarantor shall and will be resumed:

(i) in the case of a payment default, when such default is cured or waived; or

(ii) in the case of a non-payment default, upon the earlier of the date on which such nonpayment default is cured or waived and 179 days after the date on which the applicable Payment Blockage Notice is received, unless the Maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered or be effective unless and until (A) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of a Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

Section 11.04. Trustee Entitled To Rely. Upon any payment or distribution pursuant to this Article Eleven the Trustee and the Holders shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 11.02 are pending, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (iii) upon the Senior Agent or any other proper representative of the holders of the relevant Senior Debt for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Eleven. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of a relevant Guarantor’s Senior Debt to participate in any payment or distribution pursuant to this Article Eleven, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article Eleven, and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01, 7.02, 7.03 and 7.07 shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article Eleven.

Section 11.05. Trustee To Effectuate Subordination of Each Guarantee. Each Holder by accepting the Notes guaranteed by each Guarantor authorizes and expressly directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination of such Guarantor’s Guarantee between the Holders and the holders of Senior Debt of such Guarantor as provided in this Article Eleven and appoints the Trustee as attorney-in-fact for any and all such purposes, and the Trustee shall not be required to take any actions inconsistent with this Indenture.

Section 11.06. Trustee Not Fiduciary for the Holders of Senior Debt. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Debt of any Guarantor and shall not be liable to any holder of Senior Debt of any Guarantor if it shall in good faith mistakenly pay over or distribute to Holders or the Issuer, a Guarantor or any other Person, cash, property or securities to which any holder of Senior Debt of any Guarantor shall be entitled by virtue of this Article Eleven or otherwise. With respect to the holders of Senior Debt and any Guarantor, the Trustee undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in this Indenture and no implied covenants or obligations with respect to the holders of Senior Debt or any Guarantor shall be read into this Indenture against the Trustee.

Section 11.07. Reliance on Subordination Provisions. Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are intended to be an inducement and a consideration to any and all holders of existing and future Senior Debt of a Guarantor to acquire and continue to hold, or to continue to hold such Senior Debt and such shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

Section 11.08. Trustee’s Compensation Not Prejudiced. Nothing in this Article Eleven shall apply to amounts due to the Trustee pursuant to other Sections of this Indenture.

Section 11.09. Subrogation to Rights of Holders of Senior Debt. Subject to the unconditional discharge in full of the Senior Debt of a Guarantor and the Guarantors having no further obligations under such Senior Debt, the Holders shall be subrogated (equally and ratably with the holders of all Debt of such Guarantor which by its express terms is pari passu and subordinated to Senior Debt of such Guarantor to the same extent as such Guarantee is subordinated and which is entitled to like rights of subrogation) to the rights of the holders of Senior Debt of such Guarantor to receive payments and distributions of cash, property and securities applicable to the Senior Debt until amounts due under such Guarantee shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of Senior Debt of such Guarantor of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Article Eleven, and no payments pursuant to the provisions of this Article Eleven to the holders of Senior Debt of such Guarantor by Holders or the Trustee, shall, as among the Guarantor, its creditors (other than the holders of Senior Debt of such Guarantor and the Holders), be deemed to be a payment or distribution by such Guarantor to or on account of the holders of Senior Debt of such Guarantor.

Section 11.10. Provisions Solely To Define Relative Rights. The provisions of this Article Eleven are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Debt of each Guarantor on the other hand. Nothing contained in this Article Eleven or elsewhere in this Indenture or in the Notes is intended to or shall (a) impair, as between a Guarantor and the Holders, the obligation of such Guarantor to pay to the Holders of amounts due under its Guarantee as and when the same shall become due and payable in accordance with its terms; or (b) affect the relative rights against such Guarantor of the Holders and creditors of such Guarantor other than the holders of Senior Debt of such Guarantor; or (c) prevent the Trustee or the Holder of any Note from exercising all remedies otherwise permitted by applicable law upon default under this Indenture, subject to the rights, if any, under this Article Eleven of the holders of Senior Debt of such Guarantor.

Section 11.11. Notice to Trustee.

(a) Each Guarantor shall give prompt written notice to the Trustee of any fact known to such Guarantor which would prohibit the making of any payment to or by the Trustee in respect of its Guarantee. Notwithstanding the provisions of this Article Eleven or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of any Guarantee, unless and until a Trust Officer of the Trustee shall have received written notice thereof from the relevant Guarantor, the representative of the holders of Senior Debt of such Guarantor or from any trustee, fiduciary or agent therefor; and, prior to the receipt of any such written notice, the Trustee, subject to TIA Sections 315(a) through 315(d), shall be entitled in all respects to assume that no such facts exist; provided that, if a Trust Officer of the Trustee shall not have received the notice provided for in this Section 11.11 at least three Business Days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal of (and premium, if any) or interest on any Note), then anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within three Business Days prior to such date.

(b) Subject to TIA Sections 315(a) through 315(d), the Trustee shall be entitled to rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Debt of a Guarantor (or a trustee, fiduciary or agent therefor) to establish that such notice has been given by a holder of Senior Debt of a Guarantor (or a trustee, fiduciary or agent therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Debt of a Guarantor to participate in any payment or distribution pursuant to this Article Eleven, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt of the relevant Guarantor held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article Eleven and, if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 11.12. No Suspense of Remedies. Nothing contained in this Article Eleven shall limit the right of the Trustee or the Holders of Notes to take any action to accelerate the Maturity of the Notes pursuant to Section 6.02 to pursue any rights or remedies hereunder or under applicable law.

Section 11.13. Trust Moneys Not Subordinated. Notwithstanding anything contained herein to the contrary, payments from cash or the proceeds of Cash Equivalents held in trust under Article Eight hereof by the Trustee (or other qualifying trustee) and which were deposited in accordance with the terms of Article Eight hereof and not in violation of Section 11.04 hereof for the payment of principal of (and premium, if any) and interest on any Guarantee shall not be subordinated to the prior payment of any Senior Debt of the Guarantor that granted such Guarantee or subject to the restrictions set forth in this Article Eleven, and none of the Holders shall be obligated to pay over any such amount to such Guarantor or any holder of Senior Debt of such Guarantor or any other creditor of such Guarantor.

Section 11.14. No Waiver; Modification to Senior Debt. No failure by any Senior Agent (on behalf of the holders of Senior Debt) to exercise, and no delay by any Senior Agent (on behalf of the holders of Senior Debt) in exercising, any right, remedy or power hereunder shall operate as a waiver thereof by any Senior Agent (on behalf of the holders of Senior Debt), nor shall any single or partial exercise by any Senior Agent (on behalf of the holders of Senior Debt) of any right, remedy or power hereunder preclude any other or future exercise of any other right, remedy or power. Each and every right, remedy and power hereby granted to any Senior Agent or allowed to any Senior Agent by law or other agreement shall be cumulative and not exclusive the one of any other, and may be exercised by any Senior Agent from time to time.

Without in any way limiting the generality of the foregoing paragraph, any Senior Agent and the holders of Senior Debt may, at any time and from time to time, without the consent of or notice to the Holders, without incurring responsibility or liability to the Holders, and without impairing or releasing the subordination provided herein or the obligations hereunder of the Holders, do any one or more of the following: (a) change the manner, place or terms of payment of, extend the time of payment of, or renew or alter, Senior Debt owed to them or any collateral security or guarantee therefor, or otherwise amend or supplement in any manner the Senior Debt owed to them or any instrument evidencing the same or any agreement under which Senior Debt owed to them are outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Debt owed to them; (c) release any Person liable in any manner for the Senior Debt owed to them; and (d) exercise or refrain from exercising any rights against the Borrower and any other Person. Each Holder unconditionally waives notice of the incurring of Senior Debt or any part thereof.

Section 11.15. Further Assistance. The Holders, at their own cost, shall take all further actions as any Senior Agent may reasonably request in order to fully carry out the intent and purpose of these subordination provisions.

ARTICLE TWELVE

HOLDERS’ MEETINGS

Section 12.01. Purposes of Meetings. A meeting of the Holders may be called at any time pursuant to this Article Twelve for any of the following purposes:

(a) to give any notice to the Issuer or any Guarantor or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to Article Nine;

(b) to remove the Trustee and appoint a successor trustee pursuant to Article Seven; or

(c) to consent to the execution of an indenture supplement pursuant to Section 9.02.

Section 12.02. Place of Meetings. Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Issuer, any Guarantor or the Holders calling the meeting, shall from time to time determine.

Section 12.03. Call and Notice of Meetings.

(a) The Trustee may at any time (upon not less than 21 days’ notice) call a meeting of Holders to be held at such time and at such place in New York, New York or in such other city as determined by the Trustee pursuant to Section 12.02. Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall, at the Issuer’s expense, be mailed to each Holder and published in the manner contemplated by Section 13.02(b).

(b) In case at any time the Issuer, pursuant to a resolution of the board of directors, or the Holders of at least 10% in aggregate principal amount at Maturity of the Notes then outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Issuer or the Holders of Notes in the amount above specified may determine the time (not less than 21 days after notice is given) and the place in New York, New York or in such other city as determined by the Issuer or the Holders pursuant to Section 12.02 for such meeting and may call such meeting to take any action authorized in Section 12.01 by giving notice thereof as provided in Section 12.01(a).

Section 12.04. Voting at Meetings. To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder at the relevant record date set in accordance with Section 6.15 or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons so entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Issuer and any Guarantor and their counsel.

Section 12.05. Voting Rights, Conduct and Adjournment.

(a) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of the holding of Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Notes shall be proved in the manner specified in Section 2.03 and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker or trust company customarily authorized to certify to the holding of a Note such as a Global Note.

(b) At any meeting of Holders, the presence of Persons holding or representing Notes in an aggregate principal amount at Stated Maturity sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Subject to any required aggregate principal amount at Stated Maturity of Notes required for the taking of any action pursuant to Article Nine, in no event shall less than a majority of the votes given by Persons holding or representing Notes at any meeting of Holders be sufficient to approve an action. Any meeting of Holders duly called pursuant to Section 12.03 may be adjourned from time to time by vote of the Holders (or proxies for the Holders) of a majority of the Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by Persons holding or representing Notes in the aggregate principal amount at Stated Maturity required by the provision of this Indenture pursuant to which such action is being taken.

(c) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each $1,000 aggregate principal amount at Stated Maturity of outstanding Notes held or represented.

Section 12.06. Revocation of Consent by Holders at Meetings. At any time prior to (but not after) the evidencing to the Trustee of the taking of any action at a meeting of Holders by the Holders of the percentage in aggregate principal amount at Maturity of the Notes specified in this Indenture in connection with such action, any Holder of a Note the serial number of which is included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its principal Corporate Trust Office and upon proof of holding as provided herein, revoke such consent so far as concerns such Note. Except as aforesaid, any such consent given by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Note issued in exchange therefor, in lieu thereof or upon transfer thereof, irrespective of whether or not any notation in regard thereto is made upon such Note. Any action taken by the Holders of the percentage in aggregate principal amount at Maturity of the Notes specified in this Indenture in connection with such action shall be conclusively binding upon the Issuer, the Guarantors, the Trustee and the Holders. This Section 12.06 shall not apply to revocations of consents to amendments, supplements or waivers, which shall be governed by the provisions of Section 9.04.

ARTICLE THIRTEEN

MISCELLANEOUS

Section 13.01. Trust Indenture Act Controls. If and to the extent that any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by, or with another provision (an “incorporated provision”) of the TIA expressly incorporated herein, by reference or otherwise, such duties or incorporated provision shall control provided that it is understood that TIA Section 316(b) is not incorporated herein to the extent inconsistent with Article Ten.

Section 13.02. Notices.

(a) Any notice or communication shall be in writing and delivered in person or mailed by first-class mail or sent by facsimile transmission addressed as follows:

if to the Issuer or a Guarantor:

Digicel Limited

14 Ocean Boulevard

Kingston, Jamaica, W.I.

Telephone: 876-511-5000

Facsimile: 876-960-7270

Attention: Chief Financial Officer

if to the Trustee:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Facsimile: 732-578-4635

Attention: Trust and Agency Services Client Services – Digicel Limited

The Issuer, the Guarantors or the Trustee by notice to the others may designate additional or different addresses for subsequent notices or communications.

(b) Notices to the Holders regarding the Notes shall be:

(i) given by first-class mail and, in the case of notices given pursuant to Article Three, Section 4.09, Section 4.11, Article Five and Section 9.07, published (A) in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and in New York (which is expected to be The Wall Street Journal); or (B) through the newswire service of Bloomberg or any similar agency; and

(ii) in the case of certificated Notes, mailed to each Holder by first-class mail at such Holder’s address as it appears on the registration books of the Registrar.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

(c) If and so long as the Notes are listed on any securities exchange, notices shall also be given in accordance with any applicable requirements of such securities exchange.

(d) If and so long as the Notes are represented by Global Notes, notice to Holders, in addition to being given in accordance with Section 13.02(b) above, shall also be given by delivery of the relevant notice to the Depository for communication.

(e) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

Section 13.03. Communication by Holders with Other Holders. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, any Guarantor, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

Section 13.04. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer or any Guarantor to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of the Notes on the date hereof), the Issuer or any Guarantor, as the case may be, shall furnish upon request to the Trustee:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signer, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Any Officer’s Certificate may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless the officer signing such certificate knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which such Officer’s Certificate is based are erroneous. Any Opinion of Counsel may be based and may state that it is so based, insofar as it relates to factual matters, upon certificates of public officials or an Officer’s Certificate stating that the information with respect to such factual matters is in the possession of the Issuer, unless the counsel signing such Opinion of Counsel knows, or in the exercise of reasonable care should know, that the Officer’s Certificate with respect to the matters upon which such Opinion of Counsel is based are erroneous.

Section 13.05. Statements Required in Certificate or Opinion. Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of each such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 13.06. Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.07. Legal Holidays. If an Interest Payment Date or other payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.08. Governing Law. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09. Jurisdiction. The Issuer and each Guarantor agree that any suit, action or proceeding against the Issuer or any Guarantor brought by any Holder or the Trustee arising out of or based upon this Indenture, the Guarantee or the Notes may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, and any appellate court from any thereof, and each of them irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding. Each of the Issuer and the Guarantors irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Indenture, the Guarantees or the Notes, including such actions, suits or proceedings relating to securities laws of the United States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum. The Issuer and the Guarantors agree that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Issuer or any Guarantor, as the case may be, and may be enforced in any court to the jurisdiction of which the Issuer or any Guarantor, as the case may be, are subject by a suit upon such judgment; provided that service of process is effected upon the Issuer or any Guarantor, as the case may be, in the manner provided by this Indenture. Each of the Issuer and the Guarantors has appointed CT Corporation System, with offices on the date hereof at 111 Eighth Avenue, New York, New York, 10011, or any successor, as its authorized agent (the “Authorized Agent”), upon whom process may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Guarantee or the Notes or the transactions contemplated herein which may be instituted in any state or Federal court in the Borough of Manhattan, New York, New York, by any Holder or the Trustee, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. Each of the Issuer and the Guarantors hereby represents and warrants that the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer and the Guarantors agree to take any and all action, including the filing of any and all documents that may be necessary to continue such respective appointment in full force and effect as aforesaid. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Issuer and the Guarantors. Notwithstanding the foregoing, any action involving the Issuer or the Guarantors arising out of or based upon this Indenture, the Guarantees or the Notes may be instituted by any Holder or the Trustee in any other court of competent jurisdiction.

Section 13.10. No Recourse Against Others. A director, officer, employee or shareholder, as such, of the Issuer or any Guarantor shall not have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture or any Guarantee or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 13.11. Successors. All agreements of the Issuer and any Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.12. Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

Section 13.13. Table of Contents, Cross-Reference Sheet and Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.14. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.15. Force Majeure. The Trustee shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

Section 13.16. Counterparts. This Indenture may be signed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

Section 13.17. USA Patriot Act. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) requires all financial institutions to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee such information as it may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

DIGICEL LIMITED, as Issuer

By:	/s/ Colm Delves
	Name:	Colm Delves
	Title:	Chief Executive Officer

[Signature Page – Indenture)

DIGICEL HOLDINGS (BERMUDA) LIMITED, as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL INTERNATIONAL FINANCE LIMITED, as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL (CURAÇAO) HOLDINGS B.V., as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

CURAÇAO TELECOM N.V., as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL EASTERN CARIBBEAN LIMITED, as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

[Signature Page – Indenture)

DIGICEL ARUBA HOLDINGS B.V., as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL CARIBBEAN LTD., as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL(JAMAICA) LIMITED, as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

DIGICEL HOLDINGS LTD., as Guarantor

By:	/s/ Liam McGrath
	Name:	Liam McGrath
	Title:	Authorized Signatory

[Signature Page – Indenture)

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee By: Deutsche Bank National Trust Company

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

[Signature Page – Indenture)

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO DTC, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Notes Legend]

THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT AS SET FORTH IN THE NEXT SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER:

(1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) (A “QIB”), OR (B) IT IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT;

(2) AGREES THAT IT WILL NOT RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QIB PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QIB IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (C) IN AN OFFSHORE

TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (D) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS SECURITY (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF SECURITIES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER, IF THE ISSUER SO REQUESTS, THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE U.S. SECURITIES ACT, (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS SECURITY OR AN INTEREST HEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION” AND “UNITED STATES” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE U.S. SECURITIES ACT. THE INDENTURE GOVERNING THIS SECURITY CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS SECURITY IN VIOLATION OF THE FOREGOING.

No.

US$:	$[ ]
CUSIP No.
ISIN No.

DIGICEL LIMITED

$[        ]

6% SENIOR NOTE DUE 2021

DIGICEL LIMITED, a limited liability exempted company, as issuer (the “Issuer”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $        on April 15, 2021.

Interest Payment Dates: April 15 and October 15

Record Dates: April 1 and October 1

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

Dated: [                    ]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

Dated: [                    ]

DIGICEL LIMITED.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION DEUTSCHE BANK TRUST COMPANY AMERICAS as Trustee, certifies that this is one of the Notes referred to in the Indenture.

By:	Deutsche Bank National Trust Company Company Name

By:
Authorized Officer

[FORM OF REVERSE SIDE OF NOTE]

6% Senior Note due 2021

1	Interest

Digicel Limited, a limited liability exempted company under the laws of Bermuda (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Issuer”), for value received promises to pay interest on the principal amount of this Note from March 5, 2013, at the rate per annum shown above. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Issuer will pay interest on overdue principal at the interest rate borne by the Notes compounded semiannually, and it shall pay interest on other overdue amounts at the same rate compounded semiannually to the extent lawful. Any interest paid on this Note shall be increased to the extent necessary to pay Additional Amounts as set forth in this Note.

2.	Additional Amounts

(a) All payments that the Issuer makes under or with respect to the Notes or that the Guarantors make under or with respect to the Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including, without limitation, penalties, interest and other similar liabilities related thereto) of whatever nature (collectively, “Taxes”) imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor is organized or is a resident for tax purposes or from or through which any of the foregoing makes any payment on the Notes or any Guarantee or by or within any department or political subdivision thereof (each, a “Relevant Taxing Jurisdiction”), unless the Issuer or such Guarantor, as the case may be, is required to withhold or deduct Taxes by law or by the interpretation or administration of law. If the Issuer or a Guarantor is required to withhold or deduct any amount for or on account of Taxes of a Relevant Taxing Jurisdiction from any payment made under or with respect to the Notes, the Issuer or the Guarantor, as the case may be, shall pay additional amounts in cash (“Additional Amounts”) as may be necessary to ensure that the net amount received by each Holder after such withholding or deduction (including withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount the Holder would have received if such Taxes had not been withheld or deducted.

(b) Notwithstanding the foregoing, each of the Issuer and the Guarantors shall pay no Additional Amounts to a Holder or beneficial owner of any Note:

(i) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the Holder’s or beneficial owner’s present or former connection with the Relevant Taxing Jurisdiction (other than a connection arising by reason of the acquisition, ownership, holding or disposition of Notes or by reason of the receipt of payments thereunder or under any Guarantee or the exercise or enforcement of rights under any Notes or the Indenture or under any Guarantee);

(ii) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the failure of the Holder or beneficial owner of Notes, following the Issuer’s written request addressed to the Holder, to the extent such Holder or beneficial owner is legally entitled to do so, to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Relevant Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Relevant Taxing Jurisdiction (including, without limitation, a certification that the Holder or beneficial owner is not resident in the Relevant Taxing Jurisdiction);

(iii) with respect to any estate, inheritance, gift, sales, transfer or personal property tax or any similar Taxes;

(iv) if such Holder is a fiduciary or partnership or Person other than the sole beneficial owner of such payment and the Taxes giving rise to such Additional Amounts would not have been imposed on such payment had such Holder been the beneficiary, partner or sole beneficial owner, as the case may be, of such Note (but only if there is no material cost or expense associated with transferring such Note to such beneficiary, partner or sole beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or sole beneficial owner);

(v) to the extent the Taxes giving rise to such Additional Amounts would not have been imposed but for the presentation by the Holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(vi) with respect to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to the European Council Directive on the taxation of savings income which was adopted by the ECOFIN Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such directive (the “EU Savings Tax Directive”) or is required to be made pursuant to the Agreement between the European Community and the Swiss Confederation dated of October 26, 2004 providing for measures equivalent to those laid down in the EU Savings Tax Directive (the “EU-Swiss Savings Tax Agreement”) or any law or other governmental regulation implementing or complying with, or introduced in order to conform to, such agreement; and

(vii) with respect to any combination of the items listed above.

The Issuer and the Guarantors shall also make such withholding or deduction of Taxes required by applicable law and remit the full amount of Taxes so deducted or withheld to the relevant Taxing Authority in accordance with all applicable laws. The Issuer and the Guarantors shall make reasonable best efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Issuer and the Guarantors shall provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment or, if such tax receipts are not reasonably available to the Issuer or such Guarantor, such other documentation that provides reasonable evidence of such payment by the Issuer or such Guarantor.

(c) At least 30 calendar days prior to each date on which any payment under or with respect to the Notes is due and payable, if the Issuer or any Guarantor shall be obligated to pay Additional Amounts with respect to such payment (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Notes is due and payable, in which case it will be promptly thereafter), the Issuer shall deliver to the Trustee and Paying Agent an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable such Trustee and Paying Agent to pay such Additional Amounts to the Holders on the payment date. The Issuer shall promptly publish a notice in accordance with Section 13.02 stating that such Additional Amounts will be payable and describing its obligations to pay such amounts.

In addition, the Issuer or any Guarantor, as the case may be, shall pay (i) any present or future stamp, issue, registration, court documentation, excise or other similar taxes, charges and duties, including interest and penalties with respect thereto, imposed by any Relevant Taxing Jurisdiction in respect of the execution, issue, registration or delivery of the Notes or any Guarantee or any other document or instrument referred to thereunder and (ii) any such taxes, charges or duties imposed by any jurisdiction as a result of, or in connection with, the enforcement of the Notes or any Guarantee and/or any other such document or instrument.

(d) The foregoing provisions shall survive any termination, defeasance or discharge of the Indenture and shall apply mutatis mutandis to any jurisdiction in which any Surviving Entity (as defined in Section 5.01(b)(i)) is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or any jurisdiction from or through which payment is made by such Surviving Entity.

(e) Whenever the Indenture or the Notes refer to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any Note, such reference shall be deemed to include mention of the payment of Additional Amounts or indemnification payments as described hereunder, to the extent that in such context Additional Amounts or indemnification payments are, were or would be payable in respect thereof pursuant to Section 4.12 of the Indenture.

(f) The Issuer and the Guarantors, jointly and severally, shall indemnify and hold harmless the Holders and, upon written request of any Holder, reimburse such Holder for the amount of (i) any Taxes levied or imposed by a Relevant Taxing Jurisdiction and payable by such Holder in connection with payments made under or with respect to the Notes held by such Holder or any Guarantees; and (ii) any Taxes levied or imposed with respect to any reimbursement under the foregoing clause (i) or this clause (ii), so that the net amount received by such Holder after such reimbursement shall not be less than the net amount such Holder would have received if the Taxes giving rise to the reimbursement described in clauses (i) and/or (ii) had not been imposed, provided, however, that the indemnification obligation provided for in this paragraph (f) shall not extend to Taxes imposed for which the eligible Holder of the Notes would not have been eligible to receive payment of Additional Amounts hereunder or to the extent such Holder received Additional Amounts with respect to such payments.

3.	Method of Payment

The Issuer shall pay interest on this Note (except defaulted interest) to the persons who are registered Holders of this Note at the close of business on the Record Date for the next Interest Payment Date even if this Note is cancelled after the Record Date and on or before the Interest Payment Date. The Issuer shall pay principal and interest in dollars in immediately available funds that at the time of payment is legal tender for payment of public and private debts; provided that payment of interest may be made at the option of the Issuer by check mailed to the Holder.

The amount of payments in respect of interest on each Interest Payment Date shall correspond to the aggregate principal amount of Notes represented by the Regulation S Global Note and the Restricted Global Note, as established by the Registrar at the close of business on the relevant Record Date. Payments of principal shall be made upon surrender of the Regulation S Global Note and the Restricted Global Note to the Paying Agent.

4.	Paying Agent and Registrar

Initially, Deutsche Bank Trust Company Americas or one of its affiliates will act as Paying Agent and Registrar. The Issuer or any of its Affiliates may act as Paying Agent, Registrar or co-Registrar.

5.	Indenture

The Issuer issued the Notes under an indenture dated as of March 5, 2013 (the “Indenture”), among the Issuer, the Guarantors, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The terms of the Notes include those stated in the Indenture and those expressly made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939 as in effect on the date of the Indenture and, to the extent required by any amendment after such date, as so amended (the “U.S. Trust Indenture Act”). Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the U.S. Trust Indenture Act for a statement of those terms.

The Notes are unsecured senior obligations of the Issuer and are issued in an initial aggregate principal amount at Maturity of $1,000,000,000. The Indenture imposes certain limitations on the Issuer, the Guarantors and their Affiliates, including, without limitation, limitations on the incurrence of indebtedness and issuance of stock, the payment of dividends and other payment restrictions affecting the Issuer and its subsidiaries, the sale of assets, transactions with and among Affiliates of the Restricted Subsidiaries, change of control and Liens.

6.	Optional Redemption

(a) At any time prior to April 15, 2016, upon not less than 30 nor more than 60 days’ notice, the Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a Redemption Price of 106.000% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date, with the net proceeds from one or more Public Equity Offerings. The Issuer may only do this, however, if:

(i) at least 65% of the aggregate principal amount of Notes that were initially issued would remain outstanding immediately after the proposed redemption; and

(ii) the redemption occurs within 90 days after the closing of such Public Equity Offering.

(b) At any time prior to April 15, 2016, upon not less than 30 nor more than 60 days’ notice, the Issuer may redeem some or all of the notes at a price of 100% of the principal amount of the Notes redeemed plus the Applicable Premium (defined below), plus accrued and unpaid interest, if any, to the Redemption Date.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the Redemption Price of such Note at April 15, 2016 (such Redemption Price being set forth in the table appearing below), plus (ii) all required interest payments due on such Note through April 15, 2016 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to April 15, 2016; provided, however, that if the period from the Redemption Date to April 15, 2016 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

(c) At any time on or after April 15, 2016 and prior to Maturity, upon not less than 30 days’ nor more than 60 days’ notice, the Issuer may redeem all or part of the Notes. These redemptions will be in amounts of $200,000 or integral multiples of $1,000 in excess thereof at the following Redemption Prices (expressed as percentages of their principal amount at Maturity), plus accrued and unpaid interest, if any, to the Redemption Date, if redeemed during the 12-month period beginning April 15 of the years set forth below. This redemption is subject to the right of holders of record on the relevant regular Record Date that is prior to the Redemption Date to receive interest due on an Interest Payment Date:

Year	Redemption Price
2016	104.500%
2017	103.000%
2018	101.500%
2019 and thereafter	100.000%

7.	Redemption upon Changes in Withholding Taxes

If, as a result of (i) any amendment to, or change in, the laws (or regulations or rulings promulgated thereunder) of any Relevant Taxing Jurisdiction that becomes effective after February 19, 2013, or any jurisdiction in which any Surviving Entity is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein, (ii) or any change in the official application or official interpretation of the laws, treaties, regulations or rulings of any Relevant Taxing Jurisdiction applicable to the Issuer or any Guarantor, which becomes effective after February 19, 2013, or any jurisdiction in which any Surviving Entity is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein, the Issuer or any Guarantor or any Surviving Entity would be obligated to pay on the next date for any payment and as a result of that amendment or change, Additional Amounts or indemnification payments (as described above in Section 2 of this Note) with respect to the Relevant Taxing Jurisdiction or any jurisdiction in which any Surviving Entity is organized or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein, that the Issuer or Guarantor or Surviving Entity reasonably determines it cannot avoid by reasonable measures available to the Issuer or such Guarantor or Surviving Entity, then the Issuer may redeem all, but not less than all, of the Notes, at any time thereafter, upon not less than 30 nor more than 60 days’ notice delivered to each Holder in accordance with the procedures set forth in the Indenture, at the Redemption Price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, to the Redemption Date. Prior to the giving of any notice of redemption pursuant to this Section, the Issuer shall deliver to the Trustee (a) a certificate signed by an officer of the Issuer stating that the obligation to pay Additional Amounts or indemnification payments cannot be avoided by the Issuer or a Guarantor or Surviving Entity taking reasonable measures available to it, and (b) a written opinion of independent legal counsel to the Issuer of recognized standing to the effect that the Issuer or a Guarantor or Surviving Entity has or will become obligated to pay such Additional Amounts or indemnification payments as a result of such amendment, change, official interpretation or application described above.

The Issuer will publish a notice of any optional redemption of the Notes described above in accordance with the provisions of the Indenture described under Section 13.02. No such notice of redemption may be given more than 60 days before or 365 days after the Issuer first becomes liable to pay any Additional Amount or indemnification payments.

8.	Notice of Redemption

Notice of redemption will be mailed first-class postage prepaid at least 30 days but not more than 60 days before the Redemption Date to the Holder of this Note to be redeemed at the addresses contained in the Security Register, except that a redemption notice may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If this Note is in a denomination larger than $200,000 of principal amount at Maturity it may be redeemed in part but only in integral multiples of $1,000 at Maturity. In the event of a redemption of less than all of the Notes, the Notes for redemption will be chosen by the Trustee in accordance with the Indenture. If this Note is redeemed subsequent to a Record Date with respect to any Interest Payment Date specified above, then any accrued interest will be paid to the Holder at the close of business on such Record Date. If money sufficient to pay the Redemption Price of and accrued interest on all Notes (or portions thereof) to be redeemed on the Redemption Date is deposited with the applicable Paying Agent on or before the Redemption Date and certain other conditions are satisfied, interest ceases to accrue on such Notes (or such portions thereof) called for redemption on or after such date.

9.	Repurchase at the Option of Holders

If a Change of Control occurs at any time, the Issuer shall be required to offer to purchase on the Change of Control Purchase Date all or any part (equal to $200,000 or an integral multiple of $1,000 in excess thereof) of this Note at a purchase price in cash in an amount equal to 101% of the principal amount hereof, plus any accrued and unpaid interest, premium and Additional Amounts, if any, to the Change of Control Purchase Date (subject to the rights of Holders of record on the relevant record dates to receive interest due on the relevant interest payment date), provided that the Issuer shall not be required to make a Change of Control Offer if, when a Change of Control occurs, it has given notice of its intention to redeem all of the Notes pursuant to Section 6, “Optional Redemption,” or Section 7, “Redemption upon Changes in Withholding Taxes,” of this Note. The Issuer shall purchase all Notes properly and timely tendered in the Change of Control Offer and not withdrawn in accordance with the procedures set forth in such notice. The Change of Control Offer will state, among other things, the procedures that Holders must follow to accept the Change of Control Offer.

When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall, within 20 Business Days, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders and from the holders of any Pari Passu Debt, to the extent required by the terms thereof, on a pro rata basis, in accordance with the procedures set forth in the Indenture or the agreements governing any such Pari Passu Debt, the maximum principal amount (expressed as a multiple of $1,000) of the Notes and any such Pari Passu Debt that may be purchased with the amount of the Excess Proceeds. The offer price as to each Note and any such Pari Passu Debt will be payable in cash in an amount equal to (solely in the case of the Notes) 100% of the principal amount of such Note and (solely in the case of Pari Passu Debt) no greater than 100% of the principal amount (or accreted value, as applicable) of such Pari Passu Debt, plus in each case accrued and unpaid interest, if any, to the date of purchase.

To the extent that the aggregate principal amount of Notes and any such Pari Passu Debt tendered pursuant to an Excess Proceeds Offer is less than the aggregate amount of Excess Proceeds, the Issuer may use the amount of such Excess Proceeds not used to purchase Notes and Pari Passu Debt for general corporate purposes that are not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and any such Pari Passu Debt validly tendered and not withdrawn by holders thereof exceeds the aggregate amount of Excess Proceeds, the Notes and any such Pari Passu Debt to be purchased shall be selected by the Trustee on a pro rata basis (based upon the principal amount of Notes and the principal amount or accreted value of such Pari Passu Debt tendered by each holder). Upon completion of each such Excess Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

10.	Denominations

The Notes are in denominations of $200,000 and integral multiples of $1,000 of principal amount at Maturity. The transfer of Notes may be registered, and Notes may be exchanged, as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

11.	Unclaimed Money

All moneys paid by the Issuer or the Guarantors to the Trustee or a Paying Agent for the payment of the principal of, or premium, if any, or interest on, any Notes that remain unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Issuer or the Guarantors, subject to applicable law, and the Holder of such Note thereafter may look only to the Issuer or the Guarantors for payment thereof.

12.	Discharge and Defeasance

Subject to certain conditions, the Issuer at any time may terminate some or all of its obligations and the obligations of the Guarantors under the Notes, the Guarantees and the Indenture if the Issuer irrevocably deposits with the Trustee dollars or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or Maturity, as the case may be.

13.	Amendment, Supplement and Waiver

(a) The Issuer, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), the Guarantors and the Trustee may modify, amend or supplement the Indenture, any Guarantee or the Notes without notice to or consent of any Holder:

(i) to evidence the succession of another Person to the Issuer and the assumption by any such successor of the covenants in the Indenture and in the Notes in accordance with Article Five of the Indenture;

(ii) to add to the Issuer’s covenants and those of any Guarantor or any other obligor upon the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Guarantees;

(iii) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantees that may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantees or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantees; provided that, in each case, such provisions shall not materially adversely affect the interests of the Holders;

(iv) to release any Guarantor in accordance with and if permitted by the terms of and limitations set forth in the Indenture to add a Guarantor or other guarantor under the Indenture;

(v) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(vi) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the Holders as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under the Indenture, in any property or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise;

(vii) to provide for the issuance of Additional Notes in accordance with and if permitted by the terms of and limitations set forth in the Indenture; and

(viii) to conform any provision to the “Description of the Notes” section of the offering memorandum relating to the initial issuance of the Notes dated February 19, 2013.

(b) Except as provided in Section 6.04 and Section 9.02(b) of the Indenture and without prejudice to Section 9.01 of the Indenture, the Issuer, the Guarantors and the Trustee may:

(i) modify, amend or supplement the Indenture or the Notes, or

(ii) waive compliance by the Issuer with any provision of the Indenture or the Notes, with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or in exchange for the Notes).

(c) Without the consent of the Holder of each outstanding Note affected thereby, no amendment, modification, supplement or waiver, including a waiver pursuant to Section 6.04 of the Indenture and an amendment, modification or supplement pursuant to Section 9.01 of the Indenture, may:

(i) change the Stated Maturity of the principal of, or any installment of or Additional Amounts or interest on, any Note;

(ii) reduce the principal amount of any Note (or Additional Amounts or premium, if any) or the rate of or change the time for payment of interest on any Note;

(iii) change the coin or currency in which the principal of any Note or any premium or any Additional Amounts or the interest thereon is payable;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(v) after the occurrence of an Asset Sale requiring the making of an Excess Proceeds Offer or a Change of Control, amend, change or modify the obligation to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with Section 4.09 of the Indenture or the obligation to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with Section 4.11 of the Indenture, as applicable, including, in each case, amending, changing or modifying any definition relating thereto;

(vi) reduce the principal amount of Notes whose Holders must consent to any amendment, supplement or waiver of provisions of the Indenture;

(vii) modify any of the provisions of Article Nine of the Indenture relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note affected thereby;

(viii) except as otherwise permitted under Article Five of the Indenture, consent to the assignment or transfer by the Issuer of any of the Issuer’s rights or obligations under the Indenture;

(ix) release any Guarantees except in compliance with the terms of the Indenture;

(x) make any change to any provisions of the Indenture affecting the ranking or subordination provisions of the Notes or the Guarantees, in each case in a manner that adversely affects the rights of the Holders; or

(xi) make any change in Section 4.12 of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes or the Indenture in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the Issuer or the Guarantors agree to pay Additional Amounts (if any) in respect thereof in the supplemental indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment, modification, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, modification, supplement or waiver.

(d) Each Guarantor agrees, and each Holder by accepting a Note agrees, that the provisions of paragraphs (e) and (f) below are for the benefit of and enforceable by the holders of Senior Debt from time to time of such Guarantor.

(e) Notwithstanding Section 9.01 and Section 9.02 of the Indenture, no amendment, modification or supplement may be made to this Indenture without the prior written consent of the Senior Agent:

(i) if to do so would cause the subordination provisions of Section 10.01(d), Section 10.03 and Article Eleven of the Indenture to change such that the interests of any of the holders or Senior Debt or the ranking and/or subordination arrangements provided for in such Section 10.01(d), Section 10.03 and Article Eleven are likely to be adversely affected.

(ii) Each Guarantor and each Holder by accepting a Note agrees not to amend or modify or permit to exist any default provision hereunder to provide for a “cross-default” rather than a crossacceleration to any Senior Debt

(f) The Issuer, when authorized by a resolution of its board of directors (as evidenced by the delivery of such resolution to the Trustee), any Guarantor and the Trustee may, without notice to or consent of any Holder, enter into any intercreditor agreement or deed to give effect to the ranking and subordination provisions in Section 10.01(d), Section 10.03 and Article Eleven of the Indenture for the benefit of any holders of Designated Senior Debt of any Guarantor. Each Holder, by accepting its Note, will be deemed to have:

(i) appointed and authorized the Trustee to give effect to such subordination provisions;

(ii) authorized the Trustee to become a party to any future intercreditor arrangements;

(iii) agreed to be bound by such subordination provisions an the provisions of any future intercreditor arrangements that do not materially adversely affect the rights of Holders; and

(iv) irrevocably appointed the Trustee to act on its behalf to enter into and comply with such subordination provisions and the provisions of any future intercreditor arrangements.

14.	Defaults and Remedies

The Notes have the Events of Default as set forth in Section 6.01 of the Indenture. If an Event of Default occurs and is continuing, the Trustee, by notice to the Issuer and the Guarantors, or the registered Holders of not less than 25% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Guarantors (and to the Trustee if such notice is given by the Holders), subject to certain limitations, may declare all the Notes to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default and shall result in the Notes being due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture, including in the case of the Guarantees, the standstill provisions of Article Ten of the Indenture and the subordination provisions of Article Eleven of the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives an indemnity satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may rescind any acceleration and its consequence if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of such acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the provisions of the Indenture.

15.	Trustee Dealings with the Issuer

Subject to certain limitations imposed by the U.S. Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Issuer, the Guarantors or any of their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-Registrar or co-Paying Agent may do the same with like rights.

16.	No Recourse Against Others

A director, officer, employee, or stockholder, as such, of the Issuer or the Guarantors shall not have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. By accepting a Note, each Holder shall waive and release all such liability. The waiver and release are part of the consideration for the issue of the Notes.

17.	Authentication

This Note shall not be valid until an authorized officer of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Note.

18.	Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19.	ISIN and CUSIP Numbers.

The Issuer may have caused ISIN or CUSIP numbers to be printed on the Notes and directed the Trustee to use such ISIN or CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of any such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20.	Governing Law

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuer or the Guarantors shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Digicel Limited

14 Ocean Boulevard

Kingston, Jamaica, W.I.

Attention: Chief Financial Officer

SENIOR SUBORDINATED GUARANTEE

OF

[NAME OF GUARANTOR]

For value received, [Name of Guarantor] (the “Guarantor”) hereby fully and, subject to the limitation on the effectiveness and enforceability described below and in Section 10.04 of the Indenture, unconditionally guarantees, on an unsecured, senior subordinated, joint and several basis, to each Holder and to the Trustee and its successors and assigns on behalf of each Holder, the full payment of principal of, premium, if any, interest, if any, and Additional Amounts, if any on, and all other monetary obligations of the Issuer under the Indenture and the Note (including obligations to the Trustee and the obligations to pay Additional Amounts, if any) with respect to each Note authenticated and delivered by the Trustee or its agent pursuant to and in accordance with the Indenture, in accordance with the terms of the Indenture (all the foregoing being hereinafter collectively called the “Obligations”). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, as provided in the Indenture without notice or further assent from the Guarantor and that the Guarantor will remain bound by Article Ten and Article Eleven of the Indenture notwithstanding any extension or renewal of any Obligation. All payments under this Senior Subordinated Guarantee shall be made in dollars.

Capitalized terms not defined herein have the meanings given to such terms in the Indenture. This Senior Subordinated Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Guarantor has caused this Senior Subordinated Guarantee to be duly executed.

Dated: [                    ]

[NAME OF GUARANTOR], as Guarantor

By:
Name:
Title:

ASSIGNMENT FORM

To assign and transfer this Note, fill in the form below:

(I) or (the Issuer) assign and transfer this Note to

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and postal code)

and irrevocably appoint                                          agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Date:

Certifying Signature:

In connection with any transfer of any Notes evidenced by this certificate occurring prior to the date that is two years after the later of the date of original issuance of such Notes and the last date, if any, on which the Notes were owned by the Issuer or any Affiliate of the Issuer, the undersigned confirms that such Notes are being transferred in accordance with the transfer restrictions set forth in such Notes and:

CHECK ONE BOX BELOW

(1)	☐	to any Guarantor or any Subsidiary; or

(2)	☐	pursuant to an effective registration statement under the U.S. Securities Act of 1933; or

(3)	☐	pursuant to and in compliance with Rule 144A under the U.S. Securities Act of 1933; or

(4)	☐	pursuant to and in compliance with Regulation S under the U.S. Securities Act of 1933; or

(5)	☐	such Transfer is being made to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) that has furnished to the Trustee a signed letter containing certain representations and agreements, in the form which is attached to the Indenture; or

(6)	☐	pursuant to another available exemption from the registration requirements of the U.S. Securities Act of 1933.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (3) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933 who has received notice that such transfer is being made in reliance on Rule 144A; if box (4) is checked, by executing this form, the Transferor is deemed to have certified that such transfer is made pursuant to an offer and sale that occurred outside the United States in compliance with Regulation S under the U.S. Securities Act; if box (5) is checked, by executing this form, the Transferor is deemed to have certified that such Notes are being transferred to a person it reasonably believes is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933) and such transferee has furnished to the Trustee a signed letter containing certain representations and agreements, in the form which is attached to the Indenture; and if box (6) is checked, the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer reasonably requests to confirm that such transfer is being made pursuant to an exemption from or in a transaction not subject to, the registration requirements of the U.S. Securities Act of 1933.

Signature:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

Certifying Signature:	Date:

Signature Guarantee:

(Participant in a recognized signature guarantee medallion program)

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note or a portion thereof repurchased pursuant to Section 4.09 or 4.11 of the Indenture, check the box: ☐

If the purchase is in part, indicate the portion (in denominations of $200,000 or any multiple of $1,000 in excess thereof) to be purchased:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Date:

Certifying Signature:

SCHEDULE A

SCHEDULE OF PRINCIPAL AMOUNT

The following decreases/increases in the principal amount of this Security have been made:

Date of Decrease/Increase	Decrease in Principal Amount	Increase in Principal Amount	Principal Amount Following such Decrease/Increase	Notation Made by or on Behalf of Registrar

EXHIBIT B

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM RESTRICTED GLOBAL NOTE/IAI GLOBAL NOTE TO REGULATION S GLOBAL NOTE.*

(Transfers pursuant to § 2.06(a)(ii) of the Indenture)

Deutsche Bank Trust Company Americas, as Transfer Agent

60 Wall Street

New York, New York 10005

Attn: Trust and Securities Services

Re: 6% Senior Notes Due 2021 (the “Notes”)

Reference is hereby made to the Indenture dated as of March 5, 2013 (the “Indenture”) among Digicel Limited, a limited liability exempted company under the laws of Bermuda, as Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $             aggregate principal amount of Notes that are held as a beneficial interest in the form of the [Restricted Global Note][IAI Global Note](ISIN No. [    ]; CUSIP No. [    ]) with the Depository in the name of [name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for an equivalent beneficial interest in the Regulation S Global Note (ISIN No. [    ]; CUSIP No. [    ]).

In connection with such request, the Transferor does hereby certify that such transfer has been effected in accordance with the transfer restrictions set forth in the Notes and:

(a) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), does certify that:

(i) the offer of the Notes was not made to a person in the United States;

(ii) either (i) at the time the buy order is originated the transferee is outside the United States or the Transferor and any person acting on its behalf reasonably believe that the transferee is outside the United States or; (ii) the transaction was executed in, on or through the facilities of a designated offshore securities market described in paragraph (b) of Rule 902 of Regulation S and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States

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(iii) no directed selling efforts have been made in the United States by the Transferor, an affiliate thereof or any person their behalf in contravention of the requirements of Rule 903 or 904 of Regulation S, as applicable;

(iv) the transaction is not part of a plan or scheme to evade the registration requirements of the U.S. Securities Act; and

(v) the Transferor is not the Issuer, a distributor of the Notes, an affiliate of the Issuer or any such distributor (except any officer or director who is an affiliate solely by virtue of holding such position) or a person acting on behalf of any of the foregoing.

(b) with respect to transfers made in reliance on Rule 144 the Transferor certifies that the Notes are being transferred in a transaction permitted by Rule 144 under the U.S. Securities Act.

You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

*	If the Note is a Definitive Note, appropriate changes need to be made to the form of this transfer certificate.

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EXHIBIT C

FORM OF TRANSFER CERTIFICATE FOR TRANSFER FROM REGULATION S GLOBAL NOTE/IAI GLOBAL NOTE TO RESTRICTED GLOBAL NOTE

(Transfers pursuant to § 2.06(a)(iii) of the Indenture)

Deutsche Bank Trust Company Americas, as Transfer Agent

60 Wall Street

New York, New York 10005

Attn: Trust and Securities Services

Re: 6% Senior Notes Due 2021 (the “Notes”)

Reference is hereby made to the Indenture dated as of March 5, 2013 (the “Indenture”) among Digicel Limited, a limited liability exempted company under the laws of Bermuda, as Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

This letter relates to $             aggregate principal amount at Maturity of Notes that are held in the form of the [Regulation S Global Note][IAI Global Note] with the Depository (ISIN No. [    ]; CUSIP No. [    ]) in the name of [name of transferor] (the “Transferor”) to effect the transfer of the Notes in exchange for an equivalent beneficial interest in the Restricted Global Note (ISIN No. [    ]; CUSIP No. [    ]).

In connection with such request, and in respect of such Notes the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that:

CHECK ONE BOX BELOW

☐	the Transferor is relying on Rule 144A under the Securities Act for exemption from such Act’s registration requirements; it is transferring such Notes to a person it reasonably believes is a QIB as defined in Rule 144A that purchases for its own account

☐	the Transferor is relying on an exemption other than Rule 144A from the registration requirements of the Securities Act

You, the Issuer, the Guarantors, and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

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[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

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EXHIBIT D

FORM OF CERTIFICATE FROM ACQUIRING ACCREDITED INVESTOR

(Transfers pursuant to § 2.06(b)(iv) of the Indenture)

Deutsche Bank Trust Company Americas, as Transfer Agent

60 Wall Street

New York, New York 10005

Attn: Trust and Securities Services

Re: 6% Senior Notes Due 2021 (the “Notes”)

Reference is hereby made to the Indenture dated as of March 5, 2013 (the “Indenture”) among Digicel Limited, a limited liability exempted company under the laws of Bermuda, as Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee. Capitalized terms used but not defined herein shall have the meanings given them in the Indenture.

In connection with our proposed purchase of $             aggregate principal amount of a beneficial interest in a [Restricted Global Note][Regulation S Global Note] we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture, and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act.

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we will do so only (a) to the Issuer, (b) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person whom we reasonably believe is a qualified institutional buyer within the meaning of Rule 144A purchasing for its own account or for the account of a qualified institutional buyer, in each case, to whom notice is given that the offer, resale, pledge or other transfer is being made in reliance on Rule 144A, (c) to non-U.S. persons in offshore transactions in accordance with Rule 904 of Regulation S under the Securities Act, (d) pursuant to Rule 144 under the Securities Act, (e) pursuant to an effective registration statement under the Securities Act or (f) in any other transaction that does not require registration under the Securities Act, and we further agree to provide to any person purchasing the beneficial interest in a Global Note from us in a transaction meeting the requirements of any of clauses (a) through (f) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

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3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

6. We are acquiring a minimum principal amount of $250,000 of the Notes for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act.

You, the Issuer, the Guarantors and the Trustee are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Name of Transferor]

By:
Name:
Title:

Date:

cc:

Attn:

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